SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Check the appropriate box:

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☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CVS CAREMARK CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing fee (Check the appropriate box):

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CVS Caremark Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2009

9:00 A.M.

CVS Caremark Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

To our stockholders:

We are pleased to invite you to attend our 2009 annual meeting of stockholders to:

■	Elect 12 directors named in the accompanying proxy statement;

■	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2009;

■	Act on four stockholder proposals to be presented; and

■	Conduct other business properly brought before the meeting.

Stockholders of record at the close of business on March 12, 2009 may vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), please read your proxy card or other voting instructions to see which of these options are available to you. Even if attending the meeting in person, we encourage you to vote in advance by mail, phone or Internet.

By Order of the Board of Directors,

Thomas M. Ryan

Chairman of the Board, President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2009.

The proxy statement and annual report to security holders are available at http://cvscaremark.com/proxymaterials.

PROXY STATEMENT TABLE OF CONTENTS

i

ii

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of CVS Caremark Corporation (the “Company” or “CVS Caremark”) is soliciting your proxy to vote at our 2009 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing this proxy statement and the enclosed proxy card on or about March 25, 2009 to all stockholders entitled to vote. The Company’s 2008 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Date, Time and Place of the Meeting

Date:	May 6, 2009

Time:	9:00 a.m.

Place:	One CVS Drive Woonsocket, Rhode Island 02895

Shares Entitled to Vote

Stockholders entitled to vote are those who owned CVS Caremark common stock at the close of business on the record date, March 12, 2009. As of the record date, there were approximately 1,457,395,521 shares of common stock outstanding. Each share of CVS Caremark common stock that you own entitles you to one vote.

The Bank of New York Mellon presently holds shares of common stock as Trustee under the 401(k) Plan and the Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies (the “ESOP”). Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions.

Voting

Whether or not you plan to attend the annual meeting, we urge you to vote. You may vote by calling a toll-free telephone number, by using the Internet or by mailing your signed proxy card in the postage-paid envelope provided. If you vote by telephone or the Internet, you do NOT need to return your proxy card. Returning the proxy card by mail or voting by telephone or Internet will not affect your right to attend the meeting and change your vote, if desired.

If your shares are held in the name of a bank, broker or other holder of record (a “nominee”), you will receive instructions from the nominee that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

The enclosed proxy card indicates the number of shares that you own as of the record date.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

■	“FOR” the election of all 12 nominees for director (as described beginning on page 48);

■	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2009 (as described beginning on page 51); and

■	“AGAINST” each of the four stockholder proposals to be presented (as described beginning on page 53).

If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Revoking your proxy card

You may revoke your proxy card by:

■	sending in another signed proxy card with a later date;

■	providing subsequent telephone or Internet voting instructions;

■	notifying our Corporate Secretary in writing before the meeting that you have revoked your proxy card; or

■	voting in person at the meeting.

Voting in person

If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of a nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 12, 2009, the record date for voting.

Appointing your own proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Proxy solicitation

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail but we may also solicit by telephone, e-mail or in person. We have hired Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902, for a fee of $25,000, plus out-of-pocket expenses, to provide customary assistance to us in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Householding

Under U.S. Securities and Exchange Commission (“SEC”) rules, a single set of annual reports and proxy statements may be sent to any household at which two or more Company stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for the Company. The Company may household and brokers with accountholders who are Company stockholders may also be householding our proxy materials. As indicated in the notice previously provided by these brokers to our stockholders, a single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify your broker so that separate copies can be delivered to you instead. Stockholders who currently receive multiple copies of the annual report and proxy statement at their address and who would prefer that their communications be householded should contact their broker.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing a majority of shares entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

■	Item 1. Election of Directors. Each director is elected by a majority of the votes cast with respect to that director’s election (at a meeting for the election of directors at which a quorum is present) by the holders of shares of common stock present in person or by proxy at the meeting and entitled to vote.

A “majority of votes cast” means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Votes “against” a director’s election will count as a vote cast, but “abstentions” and “broker non-votes” will not count as a vote cast with respect to that director’s election.

■	All other proposals. For all other proposals, approval is by affirmative vote (at a meeting at which a quorum is present) of a majority of the votes represented by the shares of common stock present at the meeting in person or by proxy and entitled to vote. Abstentions are counted as shares present or represented and voting and have the effect of a vote against. Broker non-votes are not counted as shares present or represented and voting and have no effect on the vote.

■	Broker voting. Under current New York Stock Exchange (“NYSE”) rules, if the record holder of your shares (usually a bank, broker or other nominee) holds your shares in its name, your record holder is permitted to vote your shares on Item 1, Election of Directors, and Item 2, Ratification of Auditors, in its discretion, even if it does not receive voting instructions from you. On all other Items your record holder is not permitted to vote your shares without your instructions and such shares (broker non-votes) have no effect on the vote.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The Company’s Board of Directors acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses the Company’s long-term strategy and its strategic, competitive and financial performance. The Board has adopted Corporate Governance Guidelines, which are available on our investor relations website at http://cvscaremark.com/investors and also available to stockholders at no charge upon request to the Company’s Corporate Secretary. These guidelines meet or exceed the listing standards adopted by the NYSE, on which the Company’s common stock is listed.

Meetings of the Board

During 2008, there were eight meetings of the Board of Directors of the Company. All of our directors at the time of the Company’s 2008 annual meeting of stockholders attended the annual meeting except C. David Brown II, who had an unavoidable conflict. Directors are expected to make every effort to attend the annual meeting of stockholders, all Board meetings and the meetings of the Committees on which they serve. Each director attended at least 75% of the meetings of the Board and of Committees of which he or she was a member.

One Board meeting was our annual meeting of non-management directors. The non-management directors also regularly hold executive sessions during which the Company’s management does not participate.

Lead Director

In November 2007, the Board amended its Corporate Governance Guidelines and appointed Mr. Terrence Murray as its Lead Director. Under the amended Guidelines the Lead Director: has the authority to call, and to lead, non-management director and independent director sessions; may retain independent legal, accounting or other advisors in connection with these sessions; presides at all meetings of the Board at which the Chairman is not present; facilitates communication and serves as a liaison between the Chairman and the independent directors; advises the Chairman of the informational needs of the Board; advises the Chairman regarding Board meeting agendas and as to the appropriate schedule of Board meetings; and may request inclusion of additional agenda items.

Director Nominations

Under the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee recommends to the Board criteria for Board membership, and recommends individuals for membership on the Company’s Board of Directors. Criteria used by the Committee in nominating directors are found in the Nominating and Corporate Governance Committee charter. A copy of Annex A to said charter, the Director Qualification Criteria, is attached to this proxy statement as Exhibit A. When considering current directors for re-nomination to the Board, the Committee takes into account the performance of each director. The Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, judgment, diversity, age, skills, background and experience. As desired, the Committee may confer with the Chairman and other directors as to the foregoing matters.

The Nominating and Corporate Governance Committee will consider any director candidates recommended by stockholders who submit a written request to the Secretary of the Company. The candidates should meet the Director Qualification Criteria noted above. The Committee evaluates all director candidates and nominees in the same manner regardless of the source. If a stockholder would like to nominate a person for election or re-election to the Board, he or she must provide notice to the Company as provided in its by-laws. Such notice must be addressed to the Corporate Secretary of the Company and must arrive at the Company in a timely manner, between 90 and 120 days prior to the anniversary of our last annual meeting of stockholders. The notice must include (i) the name and address, as they appear in the Company’s books, of the stockholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the stockholder (including information concerning derivative ownership and other arrangements concerning our stock as described in our by-laws), (iii) a written consent indicating that the candidate is willing to be named in the proxy statement as a nominee and to serve as a director if elected, and (iv) any other information that the SEC would require to be included in a proxy statement when a stockholder submits a proposal. See “Item 7: Other Matters – Stockholder Proposals and Other Business for our Annual Meeting in 2010” for additional information related to the 2010 annual meeting.

The retirement age for CVS Caremark directors is 72. The Company’s Corporate Governance Guidelines provide that no director who is or would be over the age of 72 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for a specific director in exceptional circumstances. Such a waiver has been granted with respect to Dr. William H. Joyce, Chair of the Company’s Audit Committee, who is presently 73. The Board considered a waiver of the retirement age in this case appropriate and in the best interests of the Company in light of the exceptional experience and expertise of Dr. Joyce.

Independence Determinations for Directors

Under the Company’s Corporate Governance Guidelines, a majority of our Board must be comprised of directors who meet the director independence requirements set forth in the Corporate Governance Rules of the NYSE applicable to listed companies. Under the NYSE Corporate Governance Rules, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The basis for a Board’s determination that a relationship is not material must be disclosed in the Company’s annual proxy statement. In this regard, the Board may adopt and disclose categorical standards to assist it in making determinations of independence, which are attached to this proxy statement as Exhibit B.

The Nominating and Corporate Governance Committee of the Board undertook its annual review of director independence in March 2009, and determined that each of Edwin M. Banks, Mr. Brown, David W. Dorman, Kristen Gibney Williams, Marian L. Heard, Dr. Joyce, Jean-Pierre Millon, Mr. Murray, C.A. Lance Piccolo, Sheli Z. Rosenberg and Richard W. Swift, is independent. Mr. Ryan is considered an inside director because of his current employment as Chairman, President and Chief Executive Officer of the Company.

In the course of its review as to the independence of each director, the Committee considered transactions and relationships between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries, on the other. Specifically, the Committee in making its recommendation and the Board in making its determination considered that, consistent with the categorical standards, both Mr. Murray and members of his immediate family in the one instance, and Mr. Dorman in another, is a significant equity holder in respective entities with which the Company has had ordinary course business dealings that do not cross any of the NYSE bright-line tests, and with respect to which, in each case, the director or family member is not directly responsible for or involved in such entity’s business dealings with the Company. See “Certain Transactions with Directors and Officers”, below.

Contact with the Board, the Lead Director and Other Non-Management Directors

Stockholders and other parties interested in communicating directly with the Board, the Lead Director or with the non-management directors as a group may do so by writing to them care of CVS Caremark Corporation, One CVS Drive, Woonsocket, RI 02895. The Nominating and Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to the

Board, the Lead Director or to non-management members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors shall from time to time review a log of all correspondence received by the Company that is addressed to members of the Board and may request copies of any such correspondence. Concerns relating to accounting, internal accounting controls or auditing matters will be promptly brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Chief Accounting Officer. The Company’s Code of Conduct is available on the Company’s website at http://cvscaremark.com/investors, and will be provided to stockholders without charge upon request to the Company’s Corporate Secretary. The Company intends to post amendments to or waivers from its Code of Conduct (to the extent applicable to the Company’s executive officers or directors) at that location on its website within the timeframe required by SEC rules.

Committees of the Board

Audit Committee

William H. Joyce, Chair

Edwin M. Banks

Kristen Gibney Williams

Marian L. Heard

Richard J. Swift

The Audit Committee met nine times during 2008. Each member of the Committee is financially literate and independent of the Company and management under the standards set forth in applicable SEC rules and the Corporate Governance Rules of the NYSE. The Board has designated each of Dr. Joyce, Mr. Banks and Mr. Swift as an audit committee financial expert, as defined under applicable SEC rules. The Board has approved a charter for the Committee, a copy of which can be viewed on the Company’s website at http://cvscaremark.com/investors, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee assists the Board in its oversight of: (i) the integrity of the financial statements of the Company; (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm, for whose appointment the Committee bears principal responsibility; (iii) the performance of the Company’s internal audit function; (iv) compliance with the Company Code of Conduct; (v) review and ratification of any related person transactions pursuant to the Company’s policy on such matters; and (vi) compliance by the Company with legal and regulatory requirements. The Committee also approved the Audit Committee Report that is found on page 11 of this proxy statement.

Nominating and Corporate Governance Committee

David W. Dorman, Chair

Edwin M. Banks

C. David Brown II

Marian L. Heard

Sheli Z. Rosenberg

The Nominating and Corporate Governance Committee met three times during 2008. Each member of the Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. The Board has approved a charter for the Committee, a copy of which can be viewed on the Company’s website at http://cvscaremark.com/investors, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee has responsibility for: (i) identifying individuals qualified to become Board members; (ii) recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly-created directorships that may occur between such meetings; (iii) recommending directors for appointment to Board committees; (iv) making recommendations to the Board as to determinations of director independence; (v) evaluating Board and committee performance; and (vi) reviewing and assessing the Company’s Corporate Governance Guidelines and overseeing compliance with such Guidelines.

Management Planning and Development Committee

Sheli Z. Rosenberg, Chair

C. David Brown II

David W. Dorman

Jean-Pierre Millon

Terrence Murray

C.A. Lance Piccolo

The Management Planning and Development Committee met six times during 2008. Each member of the Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. No Committee member participates in any of the Company’s employee compensation programs and none is a current or former officer or employee of CVS Caremark or its subsidiaries. (Mr. Piccolo was an officer of a company acquired by Caremark Rx, Inc. in 1996, but ceased being an officer or employee prior to that company becoming a subsidiary of Caremark Rx, Inc.) At its meetings, non-members, such as the CEO, the CFO, the Senior Vice President of Human Resources, the Chief Legal Officer (“CLO”), other senior human resources and legal officers, or external consultants, may be invited to provide information, respond to questions and provide general staff support. However, no CVS Caremark executive officer is permitted to be present during any discussion of his or her compensation or performance, and the Committee may exercise its prerogative to meet in executive session without non-members.

The Committee’s responsibilities are specified in its charter. The charter, as approved by the Board, may be viewed on the Company’s website at http://cvscaremark.com/investors, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. These responsibilities fall into six broad categories. Pursuant to its charter, the Committee: (i) oversees the Company’s compensation and benefits policies and programs generally; (ii) evaluates the performance of designated senior executives, including the CEO, and reviews the Company’s management succession plan; (iii) in consultation with the other independent directors of the Company, oversees and sets compensation for the CEO; (iv) oversees and sets compensation for the Company’s designated senior executives; (v) reviews and recommends to the Board compensation (including cash and equity-based compensation) for the Company’s directors; and (vi) approves the Management Planning and Development Committee Report found on page 32 of this proxy statement. The Committee may delegate its authority relating to employees other than executive officers and directors as it deems appropriate and may also delegate its authority relating to ministerial matters.

As provided in its charter, the Committee has the authority to determine the scope of the external compensation consultant’s services and may terminate the engagement at any time. The external compensation consultant reports to the Committee Chair.

The executive compensation services performed for the Committee are by far the most significant component of the direct consulting relationship that CVS Caremark has with Mercer LLC (“Mercer”); fees for those services accounted for more than 90% of the total fees charged by Mercer to CVS Caremark in 2008. On occasion, CVS Caremark’s human resources department uses Mercer for general human resources and compensation consulting. In 2008, the Company engaged Mercer to collect and organize competitive market data for key non-executive positions, such as pharmacists. CVS Caremark has contracted with IBM

Corporation to perform a variety of services related to human resources. An affiliate of Mercer is a subcontractor of IBM delivering defined benefit administration services to CVS Caremark and other IBM clients through a strategic alliance between IBM and the Mercer affiliate. All billing, project management and contract negotiations for this relationship are handled by IBM.

Executive Committee

C. David Brown II

David W. Dorman

Terrence Murray

Thomas M. Ryan

The Executive Committee did not meet in 2008. At all times when the Board is not in session, the Executive Committee may exercise most powers of the Board as permitted by applicable law.

Director Compensation

2008 – 2009 Board Year: Full Retainer Approach

For the Board year that commenced on May 7, 2008, the Company adopted a full retainer approach to compensating its outside directors, replacing the previous outside director compensation program that consisted of a smaller retainer, meeting fees and stock awards. The Management Planning and Development Committee and the Board believe that a full-retainer approach, rather than meeting fees, better reflects the ongoing accountabilities of directors. Service on the Board requires directors to commit significant amounts of time to Company matters year-round, not only at meetings. The full-retainer approach also facilitates administration of the directors’ compensation program. Each non-employee director receives an annual retainer of $260,000. Additional annual retainers are paid as follows: Chairs of the Nominating and Corporate Governance and Management Planning and Development Committees, $10,000 each; Chair of the Audit Committee, $20,000; and Lead Director, $20,000. Each of the retainers is paid semi-annually; at least 75% of each retainer must be paid in shares of Company common stock, and directors may elect to receive all of their retainers in stock. The payment of annual and additional retainers in substantially all Company common stock (or fully in Company common stock at a director’s election) is consistent with our policy of using equity compensation to better align directors’ interests with stockholders, and enhances the directors’ ability to meet and continue to comply with the stock ownership guidelines described below. Directors may continue to elect to defer receipt of shares; deferred shares will be credited with dividend equivalents.

All non-employee directors must own a minimum of 10,000 shares of CVS Caremark common stock. Directors must attain this minimum ownership level within five years of being elected to the Board and must retain ownership of a minimum of 10,000 shares for at least six months after leaving the Board. Each of our directors has attained the minimum ownership level.

Directors are eligible to receive stock options, but typically do not receive them. They do not participate in a pension plan or nonqualified deferred compensation plan with above market earnings. Directors are eligible to participate in the Employee Discount Program and are subject to the same terms of the program as Company employees.

Caremark Rx, Inc. had provided medical, dental and prescription drug coverage to its directors and their eligible dependents while the director was serving on its board. Messrs. Banks and Piccolo, who currently serve as directors of the Company, will continue their medical and dental coverage through 2009, paying the same premium rates as Company employees. The Company has extended to all directors the option to enroll themselves and their eligible dependents in the Company’s prescription drug benefit program, paying the same premium rates as employees. If a director retires from the Board with at least five years of service, the Company will allow continued participation in the prescription drug benefit plan, but the director must bear the full cost of the premium.

2007 – 2008 Board Year: Annual Retainer, Meeting Fees and Equity Awards

For the Board year that commenced on May 9, 2007 and ended on May 6, 2008, the Company provided the following compensation to our non-employee directors for their services as directors:

■	Each non-employee director received an annual retainer of $65,000 and attendance fees of $2,000 for each Board meeting attended, $1,000 for each telephonic Board meeting attended and $1,000 for each Committee meeting attended.

■	Each non-employee director who chaired a Committee of the Board received an additional retainer of $8,000, except the Chair of the Audit Committee, who received $15,000.

■	Under the 1997 Incentive Compensation Plan (the “1997 ICP”), non-employee directors received an annual award of 4,000 shares of common stock for their service during the preceding year.

At least one half of the annual non-employee director retainer fee was paid in CVS Caremark common stock. Directors could elect to receive all retainer and attendance fees in common stock. A director could also choose to defer receipt of such shares. Deferred shares were credited with dividend equivalents.

The following chart shows amounts paid to each of our non-employee directors in fiscal 2008.

Non-Employee Director Compensation – Fiscal Year 2008

Name	Fees Earned and Paid in Cash ($)	Cash Fees Elected to be Paid in Stock (1) ($)	Stock Awards (1) ($)	All Other Compen- sation (2) ($)	Total ($)
Edwin M. Banks	78,000	—	361,120	13,959	453,079
C. David Brown II	—	76,754	361,120	2,462	440,336
David W. Dorman	—	79,478	368,620	—	448,098
Kristen Gibney Williams	75,000	—	361,120	946	437,066
Marian L. Heard	—	78,000	361,120	738	439,858
William H. Joyce	—	79,000	376,120	—	455,120
Jean-Pierre Millon	—	73,828	361,120	—	434,948
Terrence Murray	19,000	69,964	376,120	1,078	466,162
C. A. Lance Piccolo	6,000	64,992	361,120	9,704	441,816
Sheli Z. Rosenberg	—	78,250	368,620	—	446,870
Richard J. Swift	75,000	—	361,120	—	436,120

(1)	These awards are fully vested at grant and the amounts shown represent both the fair market value and the full fair value at grant under FAS 123(R). As of December 31, 2008, our directors had deferred receipt of shares of Company common stock as follows: Mr. Banks, 5,534; Mr. Brown, 7,379; Mr. Dorman, 14,440; Ms. Heard, 58,634; Dr. Joyce, 78,406; Ms. Rosenberg, 18,319; and Mr. Swift, 13,633 shares.

(2)	Represents Company contributions for director health and prescription benefits. For Mr. Murray represents cost associated with personal use of Company aircraft.

Certain Transactions with Directors and Officers

In accordance with SEC rules, the Board has adopted a written Related Person Transaction Policy (the “Policy”). The Audit Committee of the Board has been designated as the Committee responsible for reviewing, approving or ratifying any related person transactions under the Policy.

Pursuant to the Policy, all executive officers, directors, director nominees and any 5% beneficial owners of the Company’s securities are required to notify the Company’s CLO or Corporate Secretary of any financial transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, involving the Company in which an executive officer, director, director nominee, 5%

beneficial owner or any immediate family member of such a person has a direct or indirect material interest. Such officers, directors, nominees, 5% beneficial owners and their immediate family members are considered “related persons” under the Policy.

For the above purposes, “immediate family member” includes a person’s spouse, parents, siblings, children, in-laws, step-relatives and any other person sharing the household (other than a tenant or household employee).

The CLO or the Corporate Secretary will present any reported new related person transactions, and proposed transactions involving related persons, to the Audit Committee at its next regular meeting. The Committee shall review transactions to determine whether the related person involved has a direct or indirect material interest in the transaction. The Committee may conclude, upon review of all relevant information, that the transaction does not constitute a related person transaction, and thus that no further review is required under the Policy. On an annual basis, the Committee shall review previously approved related person transactions, under the standards described below, to determine whether such transactions should continue.

In reviewing the transaction or proposed transaction, the Committee shall consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

If after the review described above, the Committee determines not to approve or ratify a related person transaction (whether such transaction is being reviewed for the first time or has previously been approved and is being re-reviewed), the transaction will not be entered into or continued, as the Committee shall direct.

Notwithstanding the foregoing, the following types of transactions are deemed not to create or involve a material interest on the part of the related person and will not be reviewed, nor will they require approval or ratification, under the Policy:

(i)	Transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000.

(ii)	Transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction.

(iii)	Transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity (other than a general partnership interest) which is a party to the transaction.

(iv)	Transactions in which the related person’s interest derives solely from his or her ownership of a class of equity securities of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis.

(v)	Transactions in which the related person’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from the Company, which donations are made in accordance with the Company’s matching program that is available on the same terms to all employees of the Company.

(vi)	Compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the Management Planning and Development Committee.

(vii)	Director compensation arrangements, if such arrangements have been approved by the Board.

(viii)	Indemnification payments and payments made under directors and officers indemnification insurance policies or made pursuant to the certificate of incorporation or by-laws of the Company or any of its subsidiaries or pursuant to any policy, agreement or instrument.

The Board reviews the Policy on an annual basis and will make changes as appropriate.

Additionally, under the Company’s Corporate Governance Guidelines and its Code of Conduct, with respect to any transaction in which a director or executive officer has a personal interest, such that a potential conflict of interest could arise, the director or executive officer must report the matter immediately to the Company’s CLO or the Corporate Compliance Officer who will, where appropriate, report the matter to the Nominating and Corporate Governance Committee for evaluation and appropriate resolution.

If a director has a personal interest in a matter before the Board, the director shall disclose the interest to the full Board, will recuse himself or herself from participation in the discussion and will not vote on the matter.

Furthermore, proposed charitable contributions, or pledges of charitable contributions, by the Company within any given fiscal year in an aggregate amount exceeding $120,000, to an entity for which a director or a member of his or her immediate family serves as a director, officer, or member of such entity’s fund-raising organization or committee, will be subject to prior review and approval by the Audit Committee (with notification to the Nominating and Corporate Governance Committee).

In addition, under the Nominating and Corporate Governance Committee’s charter, such Committee shall evaluate the possibility that a director’s independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels, if the Company makes substantial charitable contributions to an organization with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director (which consulting contracts or other indirect forms of compensation are expressly prohibited for Audit Committee members).

On August 31, 2007, Mr. Terry Murray and his children acquired a 64.6% ownership interest in an entity that owns a shopping center in Guilford, CT. A CVS/pharmacy store has been a tenant of the shopping center since 1994 and is one of 11 existing tenants in the Center, occupying approximately 28% of the Center’s total space. The store’s lease was for an initial 10-year term with two five-year renewal options, which was first exercised in 2005. The lease, including the payments thereunder, was not changed in any way when the ownership interest in the shopping center was acquired by the Murrays. The amount paid by the CVS store to the shopping center in rent and related fees in 2008 was approximately $276,000. The second option may be exercised in 2010.

Audit Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the “Committee”) is composed of five independent directors. Set forth below is the report of the Committee on its activities with respect to CVS Caremark’s audited financial statements for the fiscal year ended December 31, 2008 (the “audited financial statements”).

■	The Committee has reviewed and discussed the audited financial statements with management;

■	The Committee has discussed with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;

■	The Committee has received the written disclosures and the letter from Ernst & Young pursuant to applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young its independence from the Company; and

■	Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the Board of Directors that the audited financial statements be included in CVS Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

March 3, 2009

William H. Joyce, Chair

Edwin M. Banks

Kristen Gibney Williams

Marian L. Heard

Richard J. Swift

Share Ownership of Directors and Certain Executive Officers

The following table shows the share ownership, as of March 2, 2009, of each director, each executive officer appearing in the Summary Compensation Table found on page 33 and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares. None of the shares listed below has been pledged as collateral.

Ownership of Common Stock (1)
Name	Number		Percent
Edwin M. Banks	189,907	(1)(6)	*
Chris W. Bodine	776,136	(1)(2)(3)(4)(5)	*
C. David Brown II	142,537	(1)(6)	*
David W. Dorman	22,129	(6)	*
Kristen Gibney Williams	184,092	(1)	*
Marian L. Heard	90,287	(1)(6)	*
William H. Joyce	127,015	(1)(6)	*
Howard A. McLure	1,052,768	(1)(2)(3)(7)	*
Larry J. Merlo	1,792,845	(1)(2)(3)(4)(5)	*
Jean-Pierre Millon	119,991	(1)(8)	*
Terrence Murray	62,519	(9)	*
C.A. Lance Piccolo	247,856	(1)	*
David B. Rickard	1,493,099	(1)(2)(3)(4)(5)	*
Sheli Z. Rosenberg	127,524	(6)	*
Thomas M. Ryan	7,398,279	(1)(2)(3)(4)(5)(10)	*
Douglas A. Sgarro	935,193	(1)(2)(3)(4)(5)	*
Richard J. Swift	17,670	(6)	*
All directors and executive officers as a group (23 persons)	15,654,678	(1)(2)(3)(4)(5) (6)(7)(8)(9)(10)	1.06%

*Less than 1%.

(1)	Includes the following shares of common stock not currently owned, but subject to options which were outstanding on March 2, 2009 and were exercisable within 60 days thereafter: Mr. Banks, 161,170; Mr. Bodine, 370,133; Mr. Brown, 129,860; Ms. Gibney Williams, 127,431; Ms. Heard, 30,000; Dr. Joyce, 30,000; Mr. McLure, 823,908; Mr. Merlo, 1,029,777; Mr. Millon, 67,465; Mr. Piccolo, 67,465; Mr. Rickard, 1,078,212; Mr. Ryan, 4,584,114; Mr. Sgarro, 677,140; and all directors and executive officers as a group, 9,685,679.

(2)	Includes the following shares of common stock granted under the Company’s 1997 ICP that remain subject to certain restrictions as to continued employment and transfer as provided in such Plan: Mr. Bodine, 104,650; Mr. McLure, 199,174; Mr. Merlo, 209,450; Mr. Rickard, 52,704; Mr. Ryan, 917,136; Mr. Sgarro, 65,536; and all executive officers as a group, 1,705,594.

(3)	Includes the following shares of common stock which were receivable upon the lapse of restrictions on restricted stock or the exercise of options, but the actual receipt of which was deferred pursuant to the Company’s Deferred Stock Compensation Plan, and which do not have current voting rights: Mr. Bodine, 267,231; Mr. McLure, 23,825; Mr. Merlo, 400,456; Mr. Rickard, 138,237; Mr. Ryan, 1,157,223; Mr. Sgarro, 16,895; and all directors and executive officers as a group, 2,122,046.

(4)	Includes shares of common stock issued to the Trustee of the ESOP upon the conversion of ESOP preference stock on February 23, 2009 and held by the Trustee as of March 2, 2009. Shares of ESOP common stock allocated to executive officers at the conversion of the ESOP preference stock were as follows: Mr. Bodine, 1,607; Mr. Merlo, 6,099; Mr. Rickard, 1,718; Mr. Ryan, 8,225; Mr. Sgarro, 2,160; and all executive officers as a group, 31,681.

(5)	Includes the following hypothetical shares of common stock held in notional accounts in the Company’s unfunded Deferred Compensation Plan, which do not have current voting rights: Mr. Bodine, 8,616; Mr. Merlo, 5,269; Mr. Rickard, 15,049; Mr. Ryan, 17,156; Mr. Sgarro, 7,500 and all executive officers as a group, 62,872.

(6)	Includes the following shares of common stock constituting deferred non-employee director compensation, which do not have current voting rights: Mr. Banks, 5,550; Mr. Brown, 7,400; Mr. Dorman, 14,480; Ms. Heard, 58,797; Dr. Joyce, 78,625; Ms. Rosenberg, 18,370; Mr. Swift, 13,670; and all non-employee directors as a group, 196,892.

(7)	Includes 2,512 shares held by his spouse. Mr. McLure disclaims beneficial ownership of these shares.

(8)	Includes 52,526 shares held in a family trust. Mr. Millon disclaims beneficial ownership of these shares.

(9)	Includes 2,148 shares held by a family-related limited liability company of which Mr. Murray holds a membership interest. Mr. Murray disclaims beneficial ownership of these shares.

(10)	Includes 37,000 shares held by a family foundation. Mr. Ryan disclaims beneficial ownership of these shares.

Share Ownership of Principal Stockholders

We have been notified by the person in the following table that it was the beneficial owner (as defined by the rules of the SEC) of more than 5% of a class of our voting securities as of March 2, 2009. According to the most recent Schedule 13G filed by the beneficial owner with the SEC, these shares were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

Title of Class	Name and Address of Beneficial Owner	No. of Shares Beneficially Owned (1)	Percent of Class Owned (1)
Common Stock	Janus Capital Management LLC (1) 151 Detroit Street Denver, CO 80206	75,751,821	5.2%

(1)	Information based on a Schedule 13G filed February 17, 2009. Janus Capital Management LLC (“Janus Capital”) is a registered investment adviser and a parent holding company of two subsidiary registered investment advisers. Janus Capital and/or its subsidiaries have sole voting and dispositive power with respect to 63,486,126 of these shares and have shared voting and dispositive power over 12,265,695 of these shares. Janus Capital and its subsidiaries do not have the right to receive dividends from, or the proceeds from the sale of, the Company’s securities held in their portfolios, and they disclaim any ownership associated with such rights.

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

I.	Introduction

CVS Caremark Corporation is the largest provider of prescriptions and related health care services in the United States. The Company fills or manages more than 1 billion prescriptions annually. The Company is uniquely positioned to effectively manage costs and improve health care outcomes through its over 6,900 CVS/pharmacy® and Longs® stores; its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy ServicesTM; its retail-based health clinic subsidiary, MinuteClinic®; and its online pharmacy, CVS.com®. The breadth and scope of its businesses presents the Company with a wide range of competitive challenges including, but not limited to, other retail drugstore chains, supermarkets, convenience stores, pharmacy benefit managers and other mail order prescription providers, Internet pharmacies and ambulatory care health providers.

A primary component of the Company’s human resources strategy to ensure high caliber leadership is the identification, recruitment, development and placement of key management and business talent. The CVS Caremark Board and the executive management team believe that a crucial aspect of successfully executing this strategy is a comprehensive, integrated and straightforward executive compensation platform which provides competitive and differentiated levels of pay based on corporate and individual performance to reinforce the alignment of executive interests with those of stockholders.

II.	Executive Compensation Philosophy and Core Principles

Per its charter, the Management Planning and Development Committee (the “Committee”) is charged with the establishment and oversight of CVS Caremark’s executive compensation strategies and practices. The Committee has identified five core principles, discussed in detail below, that are designed to provide the framework for and define the required objectives of these activities. These principles are intended to motivate the executive officers to improve the financial and operating position of the Company, to be personally accountable for the performance of the business, and to make decisions about the Company’s business that will deliver stockholder value.

In the aggregate, the five core principles reflect the objectives of CVS Caremark’s executive compensation philosophy. These goals, as described below, are reinforced by and reflected in our comprehensive executive compensation program.

1. Support, communicate and drive achievement of CVS Caremark’s business strategies and goals.

2. Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other companies with which CVS Caremark competes for business and talent.

3. Motivate high performance among executive officers in an entrepreneurial incentive-driven culture by delivering higher rewards for superior performance and reduced awards for underperformance.

4. Closely align the interests of executive officers with stockholders’ interests and foster an equity ownership environment.

5. Reward the achievement of short-term results as well as long-term stockholder value creation.

The Committee believes that each of the components of our overall executive compensation program, which will be discussed later in this Discussion and Analysis, must contribute to the furtherance of one or more of our five Core Principles, as outlined below:

Compensation Element	Base Salary	Annual Cash Incentive	Stock Options	Restricted Stock Units	Long-Term Incentive Plan
Core Principle
1. Achieve business strategies and goals		✓	✓	✓	✓
2. Attract and retain high caliber talent	✓	✓	✓	✓	✓
3. Motivate high performance		✓	✓	✓	✓
4. Align executive and stockholder interests through equity ownership			✓	✓	✓
5. Reward short-term results and creation of long-term value		✓	✓	✓	✓

III.	Executive Compensation Policies – Design

The Committee references specific policies and guidelines to ensure adherence to the philosophy statements outlined above when considering the initial design and any subsequent changes to CVS Caremark’s executive compensation programs. In particular, the Committee examines the competitive positioning of total direct compensation, the ratio of current to long-term compensation, the relative levels of cash and non-cash compensation, and the mix of fixed and variable compensation. In addition, when considering changes to the benefits and perquisite components of compensation, the Committee assesses competitive market practice and the impact of any such change on the overall total compensation package offered to CVS Caremark executives.

Role of Consultants

To assist the Committee with its responsibilities, it continues to engage the services of Mercer, an external compensation consulting firm. During fiscal 2008, Mercer:

■	Collected, organized and presented quantitative competitive market data for a relevant competitive peer group with respect to executive officers’ target, annual and long-term compensation levels;

■	Reviewed and commented on management recommendations on salary increases, short- and long-term compensation awards, and incentive compensation design;

■	Developed and delivered an annual Committee briefing on executive compensation legislative and regulatory developments and trends and their implications for CVS Caremark;

■	Collected market data and provided recommendations for non-employee director compensation to the Committee for approval by the Board; and

■	Conducted an in-depth analysis of competitive change-in-control practices, including peer group and general industry trends.

1. Total Direct Compensation and Performance Competitive Positioning

In consultation with Mercer, the Committee initiates an annual review of the peer group against which financial performance and competitive positioning of compensation programs are assessed. The principal criteria used to determine membership in the peer group include revenue size and industry segment, with consideration also given to geographic scope, diversification of operations and comparability of compensation practices. In 2008, the Committee reviewed the peer group for purposes of evaluating 2008 compensation levels. Retail companies with revenue of at least $45 billion and health care companies with revenues of at least $25 billion for the most recently completed fiscal year were considered as peer companies. CVS Caremark falls in the top quartile when this peer group is ranked by revenue.

The resulting peer group consists of fourteen companies:

Retail Peers	2008 Revenues ($B)
Kroger Co.	76.0
Costco Wholesale Corporation	72.5
Home Depot, Inc.	71.3
Target Corporation	64.9
Walgreen Co.	59.0
Lowe’s Companies, Inc.	48.2
Sears Holding Co.	46.8

Health Care Peers	2008 Revenues ($B)
McKesson Corporation	$101.7
Cardinal Health, Inc.	91.1
UnitedHealth Group Inc.	81.2
AmerisourceBergen Corp.	70.2
Wellpoint Inc.	61.3
Medco Health Solutions Inc.	51.3
Aetna Inc.	31.0

Wal-Mart, Rite Aid and Express Scripts continue to be viewed as reference points, but their data are excluded from the quantitative analyses of compensation levels because they fall outside of the size criteria.

The Company recommends, and the Committee and Board approve, aggressive financial performance targets. Such targets, if achieved, can deliver superior value to stockholders. In recent years, CVS Caremark’s performance, as measured by total stockholder return, revenue and profit growth, and other financial indicators, has consistently ranked in the upper quartiles when compared to the financial results of its peer group. Consistent with the setting of “stretch” performance targets and the relative value of their achievement as measured by return to stockholders, CVS Caremark positions its target total direct compensation, which comprises base salary plus annual and long-term incentives, for its executive officers between the 50th and 75th percentiles of that of the organizations in its peer group. The Committee believes that it is appropriate to reward the executive management team with compensation above the competitive median if the financial targets associated with the variable pay programs are delivered or exceeded. Conversely, if the financial targets are missed, rewards are reduced.

2. Current versus Long-Term Compensation

The Committee believes that a well-balanced executive compensation program must simultaneously motivate and reward participants to deliver annual financial results while maintaining focus on long-term goals that track financial progress and value creation. These long-term goals include both profitability as well as total stockholder value, typically measured through returns on the Company’s common stock. The Committee also recognizes that while stock prices are generally a good indicator of corporate performance over time, external factors that are beyond CVS Caremark’s influence may also have a substantive impact on its stock price. Consequently, the Committee believes that both share price and profitability must be measured and rewarded independently in the CVS Caremark executive compensation programs.

Over the last several years, a three-pillar long-term incentive program, made up of stock options, time-vested restricted stock units and the Long-Term Incentive Plan (“LTIP”), which has settled historically in equal parts cash and stock, has represented the majority of both the compensation opportunity as well as the actual rewards for the CVS Caremark executive management team. The Committee believes that this approach, complemented by the annual incentive plan, provides an optimal structure to achieve the financial objectives of stockholders while concurrently extending to executive management competitive cash compensation and a substantial wealth creation opportunity derived from value created through growth in the price of CVS Caremark common stock.

3. Cash versus Non-Cash Compensation

The Committee recognizes the competitive need to ensure an appropriate amount of current cash, in the form of base salary, annual incentive and the cash portion of the LTIP, for the executive officers, and has structured the total direct compensation program accordingly. In years in which performance exceeds target, the annual incentive, delivered entirely in cash, and the cash portion of the LTIP may increase substantially. As part of its annual review of the competitiveness and efficacy of the CVS Caremark compensation program, the Committee monitors the relative levels of cash and non-cash compensation to ensure that it places maximum focus on the non-cash components while still paying cash compensation that is within the market practice spectrum of its peer group.

4. Fixed versus Variable Compensation

As a general practice for middle-level through senior management positions at CVS Caremark, variable compensation has an increasingly important role as the scope and span of business responsibilities increase. Each manager is held accountable for objective financial and operational goals that are defined, established and measured for his or her specific position. Target rewards for achievement of these goals are associated with either the annual or long-term compensation programs, as appropriate. Actual awards will vary substantially from year to year, and from manager to manager, based on actual performance against these goals. For the executive management team, this emphasis on variable compensation is enforced through the annual incentive program, the LTIP, and the service-based equity award program, which ties a significant amount of additional variable compensation to the executive’s continued employment (subject to the vesting and forfeiture provisions of the stockholder-approved incentive plan and their equity grant agreements) and the performance of CVS Caremark common stock over the vesting and option exercise periods. The performance metrics for the annual incentive and LTIP and the range of opportunity relative to target are consistent for the entire group of executive officers, including the CEO; however, in determining individual awards the Committee considered the appropriate individual target incentive opportunity.

For fiscal year 2008, the percentage of target total direct compensation represented by at-risk pay (short- and long-term incentives) for CVS Caremark’s executive officers specified in the Summary Compensation Table was as follows:

Target At-Risk Compensation as % of Total Direct Compensation
Executive	Target Fixed Compensation %	Target Short-Term Compensation %	Target Long-Term Compensation %
Thomas M. Ryan	9%	18%	73%
David B. Rickard	18%	23%	59%
Chris W. Bodine	15%	21%	64%
Howard A. McLure	15%	22%	63%
Larry J. Merlo	15%	22%	63%
Douglas A. Sgarro	16%	17%	67%

IV.	Executive Compensation Policies – Responsibilities

The Committee views the executive compensation process at CVS Caremark as an ongoing and iterative responsibility with several key milestone events. In the first quarter of the year following the performance year, CVS Caremark’s finance department prepares and presents numerous schedules to the Committee to provide a comprehensive overview of the Company’s performance relative to the annual and long-term incentive plan periods just concluded. This presentation includes remarks by the CEO and CFO to provide context and background to the financial results. It also includes an annual and multi-year comparison of CVS Caremark’s performance versus that of the companies in its peer group. Key financial metrics, including total stockholder return, growth in revenue and operating profit, and stock price performance, are discussed, with a focus on the Company’s relative ranking within the peer group and against other relevant performance indices.

Early in January of the year following the performance year, the CEO meets with the independent directors of the Board to present a self-assessment of his performance against the strategic, operational and financial goals of the Company that were approved by the Board at the beginning of the performance year. The independent directors meet privately to discuss and assess the overall performance of the CEO during the performance year. Each Committee member and all other independent directors participate in this assessment, which is facilitated by the Lead Director and the Committee Chair, who later discuss the directors’ perspective with the CEO.

The Committee members incorporate the assessments of the independent directors into their consideration of the CEO’s total compensation and the determination of his annual incentive compensation award and equity compensation grants. The Committee may also apply negative discretion, as it deems appropriate and as described below, in the determination of the final annual incentive awards and equity compensation grants for the other executive officers.

During the same time period, the CEO discusses with the Committee the performance and contribution of each of the executive officers, with specific attention to progress toward specific strategic, operational and financial goals assigned at the beginning of the year. His assessment includes a review of each officer’s strengths and areas of opportunity, potential future assignments, development strategies, and role in the Company’s management succession plan. The Committee and the Board also have the opportunity to meet with each of the executive officers at various times during the year, which allows them to form their own assessment of each individual’s performance.

V.	Components of Executive Compensation Program

The architecture of CVS Caremark’s executive compensation program consists of individual elements that fulfill the dual purpose of specifically addressing one or more core principles of the program while simultaneously complementing other elements. The individual elements are: base salary; an annual incentive opportunity, payable in cash; the three-pillar long-term incentive structure (options, restricted stock units and LTIP); supplemental executive retirement plans; and other benefits, including limited perquisites. Each of these elements and its treatment during the 2008 performance year is described in detail below.

1. Base Salary

The Committee annually reviews the base salaries of designated senior executives, including the CEO, and considers increases based on corporate profitability, competitive salaries, position responsibility and individual qualifications and performance. A key component of this review is a comparison of current salaries against those reported for comparable positions in CVS Caremark’s peer group. The Committee also assesses internal salary levels within CVS Caremark, both with respect to the other executive officers and to other senior employees generally. Base salaries may be adjusted at the Committee’s discretion, which it generally chooses to exercise when competitive data indicate a significant market lag or in recognition of outstanding individual performance or an increase in the executive’s functional responsibilities.

In 2008, salaries of select executive officers were increased to maintain or improve competitive position against target, as well as to provide merit increases. The Company is committed to a pay-for-performance philosophy, and after careful deliberation, the Committee approved the following salaries for the current executives specified in the Summary Compensation Table. Base salaries for Messrs. Ryan, Rickard, Bodine and Sgarro were not adjusted in 2008. Mr. McLure’s annual salary was raised to $800,000 from $730,000, approximating the 75th percentile of salaries for comparable positions within the peer group. Mr. Merlo’s annual salary was raised to $800,000 from $700,000, resulting in similar positioning. Both of these salary increases were determined and approved by the Committee at its March meeting and were effective on April 1, 2008.

The salaries that CVS Caremark paid to Messrs. Ryan, Rickard, Bodine, McLure, Merlo and Sgarro during fiscal 2008 are shown in the Summary Compensation Table on page 33.

2. Annual Incentive Awards

CVS Caremark maintains an annual management incentive plan for its executive officers, the 2007 Incentive Plan (the “2007 Plan”), which rewards them based on performance relative to predetermined financial and operational objectives established for the year. The annual management incentive plan reflects the Company’s pay-for-performance philosophy in which a significant portion of executive compensation is at-risk and linked to both individual and Company performance. Executive officers participate in this annual incentive plan; their awards are based on CVS Caremark’s actual performance against an operating profit target established at the beginning of the year. The establishment of the financial target, the measurement of performance against the target, and the subsequent determination of awards to participants are implemented in a manner consistent with the requirements of Section 162(m) of the Internal Revenue Code (“IRC Section 162(m)”) to ensure deductibility of all compensation awarded under the annual incentive plan to executive officers.

The Committee commenced the annual incentive award cycle in March 2008 with its consideration and approval of the operating profit target against which the performance of the executive officers would be measured. In its assessment of the 2008 target, the Committee reviewed CVS Caremark’s past performance against the prior year annual operating profit and customer service and satisfaction targets, the Company’s strategic and operational goals for 2008, current and projected external business conditions, and the progress represented by the 2008 annual goals against CVS Caremark’s long-term financial objectives.

For fiscal 2008, the financial performance target for annual incentives was $6,166.0 million in operating profit, defined as earnings before interest and taxes. This target represented an increase of $1,372.7 million or 28.6% over the prior year, and included a full year of earnings from the Company’s pharmacy services business segment. The Committee continues to believe that operating profit is the single most appropriate performance metric for the annual incentive plan, as it measures management’s success in delivering short-term stockholder value while maintaining momentum toward the achievement of longer-term financial progress. As such, corporate performance against this metric carries an 80% weight in the determination of final award funding. In keeping with prior years’ practices, for performance year 2008 the Committee reviewed and affirmed specific events, including the acquisition of Longs Drug Stores Corporation and affiliates (“Longs”), legal settlements and other one-time events, the financial impact of which was excluded from the calculation of actual performance at year-end. In fiscal 2008, the Committee also approved the inclusion of customer service and satisfaction metrics in the determination of executive officer annual incentive awards. In total, these metrics account for the remaining 20% of award funding. Half of that (10%) is based on the Common Knowledge Retail Customer Service score, which measures customer service across the retail business segment; the other half is based on an aggregation of client satisfaction metrics from the pharmacy services business segment, covering mail order, specialty pharmacy and account/client services.

The Committee also established a target annual incentive opportunity for each executive officer. This opportunity is expressed as a percentage of base salary and is determined using a variety of relevant factors including but not limited to the competitive landscape established by CVS Caremark’s designated peer group, the Committee’s assessment of the aggressiveness of the level of growth reflected in the 2008 operating profit target, and the desired ratios of cash to non-cash and fixed to variable compensation for the executive officer. While the Committee considered the appropriate target incentive opportunity separately for each officer, the performance targets, plan design and range of opportunity relative to target are consistent for the entire group of executive officers, including the CEO. Any award earned under the annual incentive plan is payable fully in cash by March 15 of the year following the performance year, unless the executive had previously made a voluntary deferral election under the CVS Caremark Deferred Compensation Plan.

For all officers, the target annual incentive percentage represents the percentage of base salary that may be paid if CVS Caremark’s actual performance equals the operating profit and customer service and satisfaction targets established at the beginning of the year. The Committee uses a formula to establish a payout level based on actual performance relative to the financial and operational targets. The formula determines the percentage of the target incentive to be paid, based on actual profit results, with a minimum, below which no payment will be made, and an established upper limitation. For 2008, the formula provides that if performance exceeds the operating profit target by 6% or greater, and if customer service and satisfaction survey results meet pre-determined scores, the level of payout increases to a maximum of 200% of the designated target percentage of salary. If performance misses target, the actual award decreases substantially. If actual financial performance falls to the threshold level of 89% of target, the award decreases to 25% of the target opportunity. If actual performance is less than the 89% threshold, the payout level reduces to zero. In all cases, operating profit performance is the primary determinant of award opportunity for the executive officers; customer service and satisfaction results serve as modifiers of the financial outcome.

The annual incentive opportunity, determined based on an executive’s position and peer group data, established for fiscal 2008 for performance at target, expressed as a percentage of base salary, for each executive officer was:

2008 Principal Position(s) (Name)	Annual Incentive Opportunity At Target Performance Levels
Chairman, President and CEO (Ryan)	200%
EVP, CFO and CAO (Rickard)	125%
Special Advisor to the CEO (Bodine)	140%
EVP and President – Caremark Pharmacy Services (McLure)	140%
EVP and President – CVS/pharmacy - Retail (Merlo)	140%
EVP, CLO and President – CVS Realty Co. (Sgarro)	110%

Once the Committee establishes the level of payout determined by actual performance at year-end, it may then apply negative discretion to adjust the actual award. Its consideration includes its assessment of the executive officer’s actual performance and contribution to the achievement of strategic, operational and financial goals, competitive considerations, and any other factor it deems appropriate. In no event will the actual award exceed the designated salary percentage indicated by level of performance.

After the end of fiscal 2008, the Committee reviewed CVS Caremark’s actual performance against the operating profit and customer service and satisfaction performance goals set at the beginning of the year. Pursuant to the previously established definitions of financial events that would be excluded from the calculation of results, the fiscal 2008 operating profit performance was $5,990 million, which fell short of the target by approximately $176 million. Customer service results for the retail business segment came in at 99% of target; customer satisfaction results for the pharmacy services business segment were at target.

Based on these results, the Committee determined annual cash incentive awards for the executive officers for performance year 2008. The Committee recognized the superior performance of our retail business segment, the successful acquisition of Longs, and the strong new selling results of our pharmacy services business segment, but also acknowledged that the overall corporate profitability target was not met. Accordingly, it applied varying levels of negative discretion in its determination of awards for Messrs. Ryan, Rickard, McLure, Merlo and Sgarro for the 2008 fiscal year. Mr. Bodine’s cash incentive award was adjusted to reflect the significant reduction in his operating responsibilities in 2008 during his transition to Special Advisor to the CEO from Executive Vice President and President – CVS Caremark Health Care Services. The annual cash incentive amounts are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 33. Additional information about the annual incentive awards and opportunities is shown in the Grants of Plan-Based Awards Table on page 35.

3. Long-Term Incentive Compensation

The Committee believes strongly in the use of long-term incentive compensation for executives to reinforce four strategic objectives:

■	to focus on the importance of returns to stockholders;

■	to promote the achievement of long-term performance goals;

■	to encourage executive retention; and

■	to promote meaningful levels of Company stock ownership by executives.

The Committee has developed a multi-faceted integrated long-term incentive approach to achieve these strategic objectives. The key elements of this approach are an annual stock option grant, which serves to align the interests of executives with those of CVS Caremark’s stockholders; an annual restricted stock unit award, which vests contingent upon significant continued employment with the Company; and the LTIP, which rewards multi-year financial success and is paid equally in cash and Company common stock. The Committee believes that this three-pillar structure properly balances both the incentive required to drive achievement of the four strategic objectives noted above as well as the amount and timing of the rewards delivered for successful achievement of those objectives. All three of these long-term incentive compensation elements are delivered under the provisions of the stockholder-approved 1997 Incentive Compensation Plan (“1997 ICP”).

To determine the overall opportunity and appropriate proportions of the components, the Committee considered a variety of factors, including competitive market positioning against comparable executives in CVS Caremark’s peer group, potential economic value realized, timing of vesting, and taxation. All of these factors were considered within the context of the challenges presented by the strategic, financial and operating goals established for CVS Caremark by the full Board for both 2008 and the longer-term. In the first quarter of 2008, the Committee reviewed survey data compiled and analyzed by the external compensation consultant on total compensation packages and the value of long-term incentive awards at organizations within the Company’s peer group. The Committee also considered, except in the case of the award to the CEO, the recommendations of the CEO for each of the executive officers. In conjunction with the external market review, the Committee considered the potential effectiveness of the retentive value of the outstanding equity and other arrangements currently in place for the executive team to determine whether additional awards to secure continued employment with the Company were warranted.

The Committee considered the impact of the equity component of the long-term compensation programs on shares outstanding and the calculation of the Company’s “burn rate”, or share utilization for compensation purposes. Each of the three components of the CVS Caremark long-term executive compensation structure has a separate and distinct impact on the Company’s outstanding shares. The Committee considered these impacts, both individually and in the aggregate, in its determination of the appropriate relative levels of each component within the overall award opportunity. Restricted stock units dilute the outstanding shares when they vest regardless of the market price of the Company’s common stock. Since stock options become dilutive only if they are “in the money,” and their accounting cost is lower than that of the restricted stock units, each option is considered by the Committee to have potentially less of an impact on earnings per share. To determine the overall impact of the awards and anticipate share utilization, after consultation with its external compensation consultant, consistent with the practices of at least one institutional stockholder advisory service, and considering the Company’s accounting cost for options, the Committee assumed that one restricted stock unit equals four stock options.

The Committee established the vesting periods for restricted stock unit and stock option grants with the objective of maximizing executive retention and providing a competitively designed equity program. It also reaffirmed the three-year performance cycle of the LTIP as the appropriate interval to establish and measure achievement of a long-term financial goal as it is consistent with the Company’s strategic long-term planning cycle. The Committee was also mindful of the need to stagger these vesting and performance cycle dates to ensure the release of various awards over a period of successive years.

In February 2008, the Committee concluded its comprehensive assessment of the competitive landscape, the impact on shares outstanding and the timing and potential economic impact offered by the future vesting of restricted stock unit grants and the vesting and exercise of stock option grants. Several guiding principles emerged from this assessment:

(1) each of the three components (stock option grant, restricted stock unit grant, and the LTIP) will have a material role in the delivery of long-term compensation;

(2) the combination of the target opportunity for the three components will represent the majority of the target total direct compensation opportunity for each executive officer and generally will be at least 60% of the total direct compensation opportunity;

(3) each of the three components will be earned independently, i.e., successful achievement of the three-year financial goal established for the LTIP will not trigger or accelerate vesting of the restricted stock unit or stock option grants; conversely, any awards payable under the LTIP will be based solely on results as measured against the relevant performance metric and not affected by any value realized by the restricted stock unit or stock option grants;

(4) for the CEO, each component of the target long-term opportunity will have approximately equal weight;

(5) the combination of restricted stock units awarded through the annual grant plus the shares delivered through the LTIP will equal approximately one-half of the total long-term opportunity for the CEO and business segment presidents and one-third for other executive officers; and

(6) 50% of the LTIP will continue to be paid in cash due to the executives’ needs for current cash to meet tax obligations occasioned on the settlement of restricted stock unit awards, but the target cash component of the long-term incentive compensation component will not exceed 25% of the total target long-term compensation.

To determine the target proportions of each long-term compensation component for 2008, the Committee applied the principles described above, incorporated its assessment of competitive positioning and dilutive impact on shares outstanding and determined the following allocations:

	% of Overall Target Long-Term Opportunity
Executive	LTIP	Stock Option Grant	Stock Grant
Thomas M. Ryan	32%	34%	34%
David B. Rickard	40%	45%	15%
Chris W. Bodine	42%	29%	29%
Howard A. McLure	38%	31%	31%
Larry J. Merlo	38%	31%	31%
Douglas A. Sgarro	38%	47%	15%

The annual cycle for setting goals, establishing award opportunities, assessing performance and determining final awards for the long-term incentive compensation plans parallels that of the annual incentive plan. As described above, the Committee sets a range of long-term award opportunity for each of the executive officers for each of the three components of long-term compensation: the LTIP, stock options, and restricted stock units. A more detailed overview of each of the three components is presented below.

The Committee conducted a final review of the total equity-denominated awards that are included in the target compensation opportunities for the executive officers in the context of the Company’s overall equity compensation program. It reviewed estimates of stock option and restricted stock unit awards to be made to CVS Caremark officers and other employees during the balance of fiscal 2008 against the Company’s desired burn rate of less than 1.5% and the reserve of shares established under the 1997 ICP. The Committee determined that it could make the proposed awards to the executive officers and the projected additional awards to other employees and still remain within the Company’s targeted burn rate.

Following is an overview and the 2008 results for each of the components of CVS Caremark’s long-term incentive compensation.

    A. The Long-Term Incentive Plan

The LTIP is intended to encourage executives to focus on long-term financial progress with the ultimate objective of enhancing stockholder value, while simultaneously promoting executive retention by requiring an executive to forfeit his or her award if employment terminates under certain circumstances before the end of the performance period. The LTIP, introduced in 2002, consists of overlapping three-year performance cycles, with a new cycle commencing each year. The performance metric used in the LTIP is the compound annual growth rate of earnings per share (“EPS CAGR”). The executives participating in the LTIP are directly accountable to the stockholders for influencing earnings per share. A target EPS is also used as a goal in the Company’s long-term strategic plan.

For all cycles, the Committee determines an award opportunity for each participant at the beginning of the cycle. The award opportunity is denominated in dollars, and represents the award that will be earned if actual results over the three-year performance period equal the financial goal established by the Committee at the commencement of the period. The actual award will vary based on performance: if results exceed the goal by 25% or more, the award will increase up to a maximum of 200% of the target award opportunity; if results fall short of the goal by 20% or more, the award is reduced to zero. Payout levels between the minimum and maximum are linearly interpolated. The correlation between actual award and level of performance relative to the goal is formulaically prescribed at the beginning of the cycle; neither the Committee nor any member of management may exercise any discretion to modify the award once results are determined.

LTIP awards are delivered 50% in cash and 50% in shares of CVS Caremark common stock. Although the stock is non-forfeitable when earned, effective with the cycle ending in 2007 the executive is prohibited from selling or trading the shares for two years following the payment date, which encourages stock ownership and further reinforces an alignment of executives’ interests with that of stockholders. All LTIP awards, whether cash or stock, must be paid by March 15 of the year following the last year of the performance cycle unless the executive has previously made a deferral election under the Company’s Deferred Compensation Plan or Deferred Stock Plan.

The process by which the Committee establishes the LTIP financial goal is similar to and concurrent with that used to determine the annual incentive target. Any permitted exclusions from actual results for purposes of calculating long-term incentive awards generally mirror those established for the annual incentive plan but will also include any specific adjustments pertinent to EPS, as necessary. Once established, the LTIP goal remains constant throughout the three-year performance cycle and is not subject to adjustment or modification. Should an event that qualifies as a permitted exclusion occur, results are adjusted to reflect the impact of that event and documented accordingly upon the conclusion of the cycle.

The performance goal for the cycle ending December 31, 2008 was an EPS CAGR of 13.6%. After the application of the permitted exclusions to the calculation of performance results (the same as those described above for the annual incentive plan), the actual result for the period was an EPS CAGR of 14.5%. Based on this level of performance, award payouts were 23.25% above target. All of the executive officers specified in the Summary Compensation Table except for Mr. McLure participated for the full duration of the cycle. The cash portion of the LTIP award for the cycle ending December 31, 2008 for each executive officer is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 33. The corresponding stock portion of the LTIP award for the cycle ending December 31, 2008 for each executive officer is reported in the Stock Awards column of the Summary Compensation Table.

In 2007 and 2008, the Committee has established LTIP cycles with EPS CAGR goals for the three-year periods ending December 31, 2009 and December 31, 2010, respectively. The Committee and management believe that disclosure of an EPS growth target over a three-year prospective period would result in competitive harm to the Company, and, accordingly, have not disclosed the specific targets for these cycles. The Committee believes that the specific performance targets for these cycles is at least as challenging as the performance targets established for prior LTIP cycles and that the award opportunities established for these cycles have been calibrated accordingly. EPS CAGR targets for all cycles are in excess of 10%, and in the judgment of the Committee and management, will represent significant value creation for stockholders if achieved.

    B. Stock Option and Restricted Stock Unit Grants

In 2008, the Committee continued its general policy of making annual stock option grants to executives and other key employees. For CVS Caremark executive officers and other members of management, stock options comprise a major component of the Company’s long-term incentive program. As in prior years, the Committee awarded stock options to full-time pharmacists and store managers, a critical employee population for CVS Caremark, with the objective of fostering retention with the Company while offering a long-term compensation opportunity that would differentiate CVS Caremark as an employer of choice.

In 2008, CVS Caremark granted stock options to three groups: the annual executive grant on April 1, 2008, which awarded 12,123,882 options to 2,306 selected executives and other key employees, including the executive officers; the annual key store employee grant on August 15, 2008, which awarded 1,322,508 options, representing slightly less than 10% of all options granted in 2008, to 10,019 full-time pharmacists and store managers with at least three years of service with the Company; and new hire grants, comprising 247,980 options awarded over the course of 2008 to 14 key new colleagues. As part of the annual executive grant on April 1, 2008, 111 of the executives and key employees received 449,927 restricted stock units.

All CVS Caremark stock options are nonqualified stock options granted and administered under the provisions of the 1997 ICP and the 2004 Caremark Rx, Inc. Stock Incentive Plan. Since 2004, the

contractual term of all CVS Caremark options has been fixed at seven years. Authority to grant stock options and any other form of equity compensation to CVS Caremark executives and employees is limited to the Committee or a designated individual member of the Committee; no member of management or any other Company employee may authorize any equity compensation or amend the terms and conditions of any previous equity grants. The Committee has consistently approved annual equity grants, including stock options, in the first quarter of each year and has made such awards without regard to the timing of the release of the Company’s financial results for the year or the timing of the release of any other material non-public information.

In March 2007, the Board adopted a Stock Option Policy providing that any stock option granted to a recipient will have an exercise price equal to the closing price of the Company’s underlying stock on the date that the option is granted (the “grant date”). The grant date in a given fiscal year will be established in advance of the grant and will generally be based on the Company’s customary and normal grant cycle. When a grant to an existing employee is made outside the annual grant cycle, the grant date will not be coordinated with the release of material non-public information that has been or will be disclosed within thirty days on either side of any such grant date. When an executive is hired after a fiscal year has begun, the grant date will be the later of the hire date and the date the Committee approves the award.

Total long-term compensation opportunity for each executive officer, including the equity components, is considered and determined early in the year as part of the overall process of establishing performance goals and the correlating compensation framework to support the achievement of those goals. This long-term compensation opportunity is expressed as a target value with a minimum and maximum range, denominated in dollars, for each of the three components of long-term pay. At its January meeting, the Committee reviews current competitive market information supplied by the external compensation consultant and considers peer company performance results to date. In February of each year, CVS Caremark releases its prior year earnings and financial statements; at that time, the Committee assesses the Company’s performance against short- and long-term goals. The CEO presents to the Committee his recommendations for stock option and restricted stock unit awards for the other executive officers, outlining his assessment of each officer’s performance, contribution and anticipated future role within the Company. In addition, the Committee members consult with other independent directors to determine the appropriate award for the CEO within the competitive range established earlier.

In accordance with the sequence described above, at its meeting on February 12, 2008, the Committee took a number of actions:

■	It approved the value of annual equity awards for each of the executive officers, including the CEO. Awards were at or slightly above target levels, reflecting achievement of the Company’s short-term strategic goals and significant progress toward long-term objectives. Concurrent with the approval of awards for executive officers, the Committee approved the total value of options and restricted stock units to be granted to all participants in the annual executive grant, as well as the target, minimum and maximum opportunities and participation rate guidelines for each eligible group of employees.

■	The grant date for annual stock option and restricted stock unit awards was set as the first business day of the Company’s second quarter, which was April 1, 2008. The exercise price for stock option grants was established as the closing price of CVS Caremark common stock on the grant date.

■	The Committee approved the proportion of option value to restricted stock unit value within each equity award. For the executive officers other than the CEO and the two business segment presidents, that ratio was set at 75% option value and 25% restricted stock unit value. For the CEO and business segment presidents, the proportion was equally divided between stock option value and restricted stock unit value.

In July 2008, the grant date and terms and conditions for the pharmacist and store manager stock option grant were finalized. Eligibility in the program was tenure-based with an altered vesting schedule (detailed below) to promote retention. Terms and conditions mirrored those of the executive stock option grant.

The Committee established the vesting schedule for the 2008 equity awards as follows:

■	Options granted to executives on April 1, 2008 will vest in three equal installments on each of the first, second and third anniversaries of the grant.

■	Options granted to store managers and pharmacists on August 15, 2008 will vest on the third anniversary of the grant date.

■

Restrictions on 50% of the restricted stock units granted to members of the CVS Caremark Business Planning Committee (“BPC”), nine senior officers comprising the Company’s policy-setting body, will lapse on the third anniversary of the grant. Restrictions on the remaining 50% of the units will lapse on the fifth anniversary of the grant or the executive’s 55th birthday, whichever is later.

■	Restrictions on restricted stock units granted to other CVS Caremark employees will lapse on the fourth anniversary of the grant date. No restricted stock units were granted to pharmacists or store managers.

■	Vesting on options and restricted stock units will be accelerated upon certain termination events.

The number of options awarded on April 1, 2008, as part of the executive grant was determined by dividing the dollar value of options approved by the Committee at its February meeting by $8.6719, which was the value of each option as of April 1, 2008 calculated under the Black-Scholes pricing model. A similar process was followed for the pharmacist and store manager grant in August 2008. The number of restricted stock units awarded as part of the executive grant was determined by dividing the dollar value of restricted stock units approved by the Committee at its February meeting by $41.17, which was the closing price of CVS Caremark common stock on April 1, 2008.

At its March 2008 meeting, the Committee also approved restricted stock unit retention awards with a fair market value at grant of $5 million each for Messrs. Merlo and McLure, Executive Vice Presidents and Presidents of CVS/pharmacy – Retail and Caremark Pharmacy Services, respectively. These awards will vest in equal installments on the third and fifth anniversaries of the grant date, contingent upon continued employment. The Committee granted these awards in recognition of the critical importance of maintaining the strategic and tactical leadership of these executives, to ensure that the Company meets its short and long-term financial and operational goals.

The 2008 expense associated with the stock options and restricted stock units granted to Messrs. Ryan, Rickard, Bodine, McLure, Merlo and, Sgarro during fiscal 2008 and prior years is shown in the Summary Compensation Table on page 33. Additional information about the 2008 awards, including stock option exercise price, the number of shares subject to each award and the grant date fair value, is shown in the Grants of Plan-Based Awards Table on page 35.

4. Supplemental Executive Retirement Plan

CVS Caremark has established and maintains an unfunded Supplemental Executive Retirement Plan for Select Senior Management of the Company (the “SERP”). The SERP is designed to supplement the retirement benefits of selected executive employees. Caremark established and CVS Caremark has maintained an unfunded Special Executive Retirement Plan (the “SRP”) for selected executives, among them Mr. McLure. An overview of the SERP and SRP design and the actuarial present value of the accumulated pension benefits of Messrs. Ryan, Rickard, Bodine, McLure, Merlo and Sgarro as of the end of fiscal 2008 are shown in the Pension Benefits Table on page 40.

5. Other Benefits

The Company maintains medical and dental insurance, life insurance and short- and long-term disability insurance programs for all of its employees, as well as customary vacation, leave of absence, and other similar policies. Executive officers are eligible to participate in these programs on the same basis and with the same level of financial subsidy by CVS Caremark as the rest of the Company’s salaried employees.

Similarly, executive officers except for Mr. McLure may participate in the CVS Future Fund, which is the Company’s qualified defined contribution, or 401(k), plan. An eligible CVS Caremark employee may defer up to 85% of his or her total eligible compensation, defined as salary plus annual incentive, to a maximum defined by the Internal Revenue Service (“IRS”); in 2008, that maximum was $15,500. After the first full year of employment, CVS Caremark will match the employee’s deferral dollar-for-dollar up to a maximum equaling 5% of total eligible compensation. CVS Caremark matching cash and stock contributions for executive officers specified in the table who deferred eligible compensation into the Future Fund are a component of the All Other Compensation Table on page 34. Mr. McLure is eligible to participate in Care$ave, the Caremark qualified defined contribution, or 401(k), plan, which matches employee deferrals dollar-for-dollar up to 3%, and 50% of the next 2% of deferrals equaling 4% of total eligible compensation. Company contributions for Mr. McLure are also reported in the All Other Compensation Table.

CVS Caremark offers other benefits which are available to eligible employees, including executive officers, as follows:

    A. Employee Stock Purchase Plan

CVS Caremark encourages all employees, including executive officers, to participate in stock ownership through the Company’s Employee Stock Purchase Plan (the “ESPP”), which has been designed to comply with Section 423 of the Internal Revenue Code. The ESPP, in accordance with IRS guidelines, gives employees the opportunity to purchase shares of the Company’s common stock with up to 15% of their base salary, subject to IRS limits. The Committee and CVS Caremark management believe that the ESPP encourages employees (including executive officers) to increase their ownership in the Company and further aligns their economic interests with those of the Company’s stockholders. Approximately 25,300 employees throughout CVS Caremark participate in the ESPP; almost half of that number are pharmacists. The purchase price at which the Company’s common stock may be acquired under the ESPP is equal to eighty-five percent (85%) of the lesser of (a) the fair market value of the shares on the first day of a six-month offering period or (b) the fair market value of the shares on the last day of the six-month offering period. Participants are required to hold their purchased shares for a minimum of two years following the commencement of the offering period. The ESPP is designed to appeal primarily to non-executive employees and is not intended to be a meaningful element in executive compensation. Nonetheless, certain executive officers do participate in the ESPP and it does support the Company’s philosophy of furthering an executive officer’s ownership stake in the Company.

    B. Deferred Compensation Plans and Deferred Stock Plan

Executive officers and selected other senior employees may choose to defer compensation once earned and vested into the CVS Caremark Deferred Compensation Plan or the Caremark Rx, Inc. Deferred Compensation Plan (depending on eligibility) and the CVS Caremark Deferred Stock Plan, which are available to all non-store U.S. employees who meet the Internal Revenue Code definition of a “highly compensated employee.” Both deferred compensation plans offer a variety of investment crediting choices, none of which represents an above-market return. Each year, the amount of a participant’s deferred compensation account increases or decreases based on the appreciation and/or depreciation in the value of the investment crediting alternatives selected by the participant. The CVS Caremark Deferred Compensation Plan offers a 5% match on eligible compensation deferred into the plan, offset by any match provided under the qualified defined contribution plan, Future Fund. Under the CVS Caremark Deferred Stock Plan, deferred shares fluctuate in value based on the performance of CVS Caremark stock, further enhancing the

Company’s focus on stock ownership. The individual contributions of Messrs. Ryan, Rickard, Bodine, McLure, Merlo and Sgarro during fiscal 2008 to the deferred compensation plans and the deferred stock plan, including earnings on those contributions, any distributions during 2008 and total account balances as of the end of the fiscal year, are shown in the Nonqualified Deferred Compensation Table on page 42.

    C. Perquisites and Other Personal Benefits

Except for the few items discussed in this section, CVS Caremark generally does not provide perquisites or other personal benefits for its executive officers. The Committee believes that this policy is consistent with the Company’s philosophy to maximize the amount of “at-risk” pay of its executive officers. CVS Caremark also does not provide any additional cash compensation to any of the executive officers to reimburse them for any income tax liability (with the exception of certain circumstances following a change in control) that may arise and become due and payable as a result of their receipt of any cash or equity compensation, benefit or perquisite.

CVS Caremark provides an allowance to each of the executive officers to cover the cost of a Company-provided financial planner to assist with personal financial planning and estate planning. These amounts are reported in detail in the All Other Compensation Table on page 34; for 2008, they ranged from $5,801 to $15,000. The Company maintains corporate aircraft that may be used by Company employees to conduct Company business. Pursuant to an executive security program established by the Board upon the Committee’s recommendation, the CEO is required to use the Company’s aircraft for all travel needs, including personal travel, in order to minimize and more efficiently utilize his travel time, protect the confidentiality of his travel and the Company’s business, and enhance his personal security. Certain other executive officers specified in the tables were also permitted to use the Company’s corporate aircraft for personal travel on a very limited basis during fiscal 2008. The value of the personal use of Company aircraft by the CEO and any other executive officer is treated as income taxable to the executive. The Company provides no reimbursement for this cost nor does it pay the tax or any other expense associated with this cost on behalf of the executive.

CVS Caremark also requires that the CEO use a Company-provided car and driver for business-related travel and very limited personal travel. In addition, CVS Caremark provides an allowance to the executive officers to cover the costs of the installation and maintenance of security monitoring systems in their homes. While the Committee believes the security costs described in this and the preceding paragraph are business expenses, disclosure of these costs as personal benefits is required. The value of these items is treated as income taxable to the executives. The Company provides no reimbursement for these costs nor does it pay the taxes or any other expenses associated with these costs on behalf of the executives.

The aggregate incremental cost to the Company of providing these personal benefits to Messrs. Ryan, Rickard, Bodine, McLure, Merlo and Sgarro during fiscal 2008 is shown in the Summary Compensation Table on page 33.

VI.	CEO Compensation

The Company’s 2008 performance ranks in the top third of our peer group for growth in revenue, operating income and diluted EPS, and in the upper half of our peer group for total stockholder return. The Company also outperformed key annual financial targets established by the Board. Our results for total stockholder return for one- , three- and five-year periods exceeded both the S&P 500 and the Dow Jones Industrial Indices. In addition to superior financial results, during 2008 we acquired Longs, increasing our fleet by over 500 stores and establishing a strong presence in the California and Hawaii markets. Our pharmacy services business won over $8 billion in new sales in 2008, resulting in net new business for the coming year of $2.5 billion. The retail business led the industry in comparable sales for both the front store and pharmacy. Based on these results, the Committee made the following compensation decisions for the CEO:

Type	Target	Actual
Base Salary	$1,400,000	$1,400,000
Annual Cash Incentive	$2,800,000	$2,350,000
LTIP Cycle V (2006 – 2008)	$3,600,000	$4,437,000
Stock Option Grant	$3,250,000	$5,500,005
Restricted Stock Unit Grant	$3,250,000	$5,500,024
Total Direct Compensation	$14,300,000	$19,187,029

VII.	Other Compensation Policies

1. Stock Ownership Guidelines

The Committee has long been mindful of the importance of equity ownership by directors and executive management as an effective link to stockholders and, as such, the Board instituted stock ownership guidelines for all directors and members of the Company’s BPC and requires that directors and BPC members achieve compliance with the ownership requirements within five years of becoming a director or BPC member. BPC members must maintain ownership levels equaling or exceeding three times their base salary, except for the CEO, who must maintain ownership levels at least five times his base salary. Shares included in the calculation to assess compliance with the guidelines include shares owned outright, unvested restricted stock and stock units, shares held in the Deferred Stock Plan, shares of ESOP preference stock, and shares purchased through the ESPP. Unexercised stock options do not count toward satisfying the guidelines. The Committee believes that these requirements strongly emphasize its philosophy of equity ownership for the Board and executive management, which in turn reinforces alignment with stockholder interests. The CEO, each of the executive officers specified in the tables, and each of the directors is in compliance with the stock ownership guidelines or is within the five-year period of having been elected. The Share Ownership Table on page 12 shows the current stock ownership levels of each director and each executive officer specified in the Summary Compensation Table.

2. Securities Trades by Company Personnel

The Committee and the executive management of the Company take very seriously their responsibilities and obligations to exhibit the highest standards of behavior relative to selling and trading Company stock. All transactions in Company stock contemplated by any officer must be pre-cleared by either the CLO or the General Counsel. Executive officers are prohibited from trading in any securities of the Company during a period around the release of the Company’s financial results for each quarter, and may be required to refrain from trading during other designated periods when significant developments or announcements are anticipated. Of course, even during periods when trading is otherwise permitted, no director or employee is permitted to trade in the securities of the Company if he or she possesses material non-public information. In addition, it is the Company’s policy that directors and executive officers may not engage in any of the following activities with respect to securities of the Company:

■	Trading in Company securities on a short-term basis (Company stock purchased in the open market must be held for at least six months);

■	Purchases of Company stock on margin;

■	Short sales; or

■	Buying or selling puts, calls or options (other than stock options granted by the Company).

3. Recoupment

The Committee recognizes that incentive compensation provisions should be consistent with the Company’s goals of ensuring financial statement accuracy and ethical behavior. Accordingly, at its March 4, 2009, meeting, it approved recoupment provisions for all annual and long term incentive awards granted to executive officers, effective with performance cycles beginning on January 1, 2009. These provisions apply in the case of financial fraud, as determined by the Committee and confirmed by the Board, and apply to all executive officers as well as to any other employee determined by the Committee and confirmed by the Board to have engaged in financial fraud or other financial misconduct. Incorporating these provisions into the Company’s incentive programs and award agreements will provide the Committee and the Board with the right to recoup amounts paid or gains realized in cases of financial fraud or misconduct.

VIII.	Agreements with Executive Officers

CVS Caremark has entered into employment agreements (the “Agreements”) with Messrs. Ryan, Rickard, Bodine, Merlo and Sgarro, which have been previously disclosed. Among other provisions, these Agreements specify payments to be made to the executives in the event of termination under various conditions. Details of payments made to the executives upon various termination scenarios may be found in Payments/(Forfeitures) Under Termination Scenarios, beginning on page 43.

In connection with the merger of CVS and Caremark, the Company also entered into a retention agreement with Mr. McLure. In exchange for Mr. McLure’s agreement to the cancellation of his prior Caremark employment agreement and his agreement to restrictive covenants in favor of the Company, the retention agreement establishes the basis of his continued employment and provides him with certain cash and equity-based retention incentives, which are set forth in the compensation tables below.

Our executive officers generally have long tenure with the Company and have provided the vision and leadership that have built CVS Caremark into the successful enterprise that it is today. The Committee believes that the interests of stockholders will be best served if the interests of our senior management are aligned with our stockholders. Providing change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change-in-control transactions that may be in stockholders’ best interests. The security of competitive change-in-control arrangements serves to eliminate distraction caused by uncertainty about personal financial circumstances during a period in which the Company requires focused and thoughtful leadership to ensure a successful outcome. Accordingly, CVS Caremark’s employment agreements provide certain specified “double trigger” severance benefits to the covered executives in the event of their termination under certain circumstances following a change in control. The Committee believes a “double trigger”, rather than a “single trigger”, severance benefit provision is more appropriate, as it provides an incentive for greater continuity in management following a change in control. Information regarding the provisions for the treatment of equity awards, the SERP and other benefits can be found in Payments/(Forfeitures) Under Termination Scenarios, beginning on page 43.

On July 30, 2008, CVS Caremark and Chris W. Bodine agreed on an amendment to Mr. Bodine’s employment agreement to reflect his previously announced transition to retirement in 2010. Under the amended agreement, through the end of 2008 Mr. Bodine continued to work full-time as Special Advisor to the CEO. In 2009, Mr. Bodine has reduced his schedule to a part-time basis until his retirement on his 55th birthday in June 2010. During this period he will work with the CEO on long-term corporate and health care services strategy. Under his amended employment agreement, Mr. Bodine will not receive any equity awards in 2009 or 2010 and his annual and long-term incentive awards will be reduced to reflect his transition to part-time status. In addition, upon his retirement, vesting of outstanding restricted stock units and stock options will occur in accordance with the respective equity award agreements. Mr. Bodine will be subject to non-compete and non-solicitation covenants for two years after his retirement.

The tables beginning on page 45 provide details on estimated payments that would be made to the executives whose employment terminates following a change in control.

The Committee reviews the severance benefits annually with the assistance of its external executive compensation consultant to evaluate both their effectiveness and competitiveness. The review in fiscal 2008 found the current level of benefits to be within competitive norms for design.

IX.	Compliance with IRC Section 162(m)

IRC Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and the three other most highly compensated executive officers at year end, other than the chief financial officer. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee’s policy is to generally preserve corporate tax deductions by qualifying as performance-based compensation that is over $1,000,000 and that is paid to executive officers specified in the tables. To this end, the Board adopted and stockholders approved the 1997 ICP and the 2007 Plan, which permit annual incentive awards and stock options (and certain other awards) to qualify as performance-based compensation not subject to the limitation on deductibility. However, maintaining tax deductibility is but one consideration among many – and is not the most important consideration – in the design of the compensation program for senior executives. The Committee considers the anticipated tax treatment both to the Company and the executive in its review and approval of compensation grants and awards. The deductibility of some types of compensation payments will be contingent upon the timing of an executive’s vesting or exercise of previously granted rights, and is also subject to amendment or modification based on changes to applicable tax law. The Committee may, from time to time, conclude that certain compensation arrangements are in the best interest of CVS Caremark and its stockholders and consistent with its stated compensation philosophy and strategy despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility. As a general practice the only elements of the multi-faceted CVS Caremark executive compensation program that currently do not comply with the deduction rules of IRC Section 162(m) are any base salaries above $1,000,000 (which presently applies only to Mr. Ryan) and certain time-vested restricted stock unit awards. However, most of these units have been voluntarily deferred to termination of service, which will preserve their deductibility under current federal tax regulations. The majority of the variable pay opportunities offered to the CVS Caremark executive team, including the annual incentive award, outstanding and future cycles of the LTIP and the annual stock option award, are performance-based and fully deductible.

X.	Accounting Implications of Executive Compensation

Effective January 1, 2006, CVS Caremark was required to recognize compensation expense of all stock-based awards pursuant to the principles set forth in Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123(R)”). Consequently, the Company began recording a compensation expense in its financial statements for stock options and other equity awards granted during fiscal 2006 and thereafter. Despite the accounting change, the Committee believes that stock options and other forms of equity compensation are an essential component of the Company’s equity strategy, and it intends to continue to offer options and restricted stock units as a major portion of its long-term incentives.

Management Planning and Development Committee Report

The Management Planning and Development Committee has reviewed and discussed the Compensation Discussion and Analysis above with management and based on that review and discussion the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K and this proxy statement.

March 4, 2009

Sheli Z. Rosenberg, Chair

C. David Brown II

David W. Dorman

Jean-Pierre Millon

Terrence Murray

C.A. Lance Piccolo

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by the Company’s CEO, CFO and each of our four other most highly compensated executive officers for services rendered to the Company during the 2008 fiscal year in all capacities.

Summary Compensation Table

Name & Principal 2008 Positions (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (5)	All Other Compen- sation ($) (6)	Total ($) (5)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	2008 2007 2006	1,400,000 1,350,000 1,150,000	— — —	8,902,769 9,390,798 5,692,839	4,083,648 3,486,931 3,979,334	4,568,503 7,808,034 8,172,600	4,681,613 3,505,295 4,726,410	466,115 556,732 298,826	24,102,648 26,097,790 24,020,009
David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2008 2007 2006	775,000 762,500 713,750	— — —	989,094 1,154,633 395,897	1,211,678 997,795 952,455	1,356,632 2,435,022 2,413,200	618,614 599,572 729,853	145,517 191,697 488,064	5,096,535 6,141,219 5,693,219
Chris W. Bodine Special Advisor to the CEO	2008 2007 2006	700,000 698,370 630,000	— — —	1,291,897 1,207,139 466,520	1,212,087 1,060,064 998,956	1,210,632 2,535,022 2,213,200	1,907,315 1,194,007 1,481,897	192,599 162,739 133,025	6,514,530 6,857,341 5,923,598
Howard A. McLure Executive Vice President and President - Caremark Pharmacy Services	2008 2007	781,154 589,462	— —	1,780,004 388,898	1,045,548 512,032	600,000 1,950,000	235,286 67,034	20,695 27,164	4,462,687 3,534,590
Larry J. Merlo Executive Vice President and President - CVS/pharmacy - Retail	2008 2007 2006	775,000 698,370 630,000	— — —	2,098,186 1,110,839 383,278	1,212,087 1,060,064 998,815	1,501,928 2,535,022 2,213,200	2,483,153 1,445,695 1,482,654	171,640 136,942 96,501	8,241,994 6,986,932 5,804,448
Douglas A. Sgarro Executive Vice President, Chief Legal Officer and President - CVS Realty Co.	2008 2007 2006	570,000 558,750 517,500	— — —	817,490 1,055,578 308,722	1,235,787 963,555 794,530	1,023,318 1,835,022 1,661,000	550,394 549,824 458,768	151,780 132,451 29,220	4,348,769 5,095,180 3,769,740

(1)	Mr. Bodine served as Executive Vice President and President – CVS Caremark Health Care Services until July 29, 2008, at which time he was named Special Advisor to the CEO. Mr. McLure was appointed Executive Vice President and President – Caremark Pharmacy Services on March 22, 2007, upon the merger of CVS and Caremark.

(2)	The figures shown represent the total expense recorded in 2008 in accordance with FAS 123(R) for annual restricted stock unit awards granted in 2004, 2005, 2006, 2007 and 2008. Please see “Stock Incentive Plans” included in the “Notes to Consolidated Financial Statements” found in the Company’s Annual Report to Stockholders for the fiscal years ended December 31, 2008 and December 29, 2007, respectively. In addition, for 2008, the figures include the stock portion of the 2006-2008 LTIP award, which represents 50% of the total award value earned for the performance period (the remaining 50% is paid as cash and reflected in the Non-Equity Incentive Compensation Plan column). The figures also include the 2008 expense associated with the retention awards granted to Mr. Ryan in 2005, Mr. Bodine in 2006, and Messrs. McLure and Merlo in 2008.

(3)

The figures shown are the total expense recorded in 2008 in accordance with FAS 123(R) for stock option awards granted in 2005, 2006, 2007 and 2008. For information regarding the assumptions used in determining a fair value using the Black-Scholes Option

Pricing Model, please see “Stock Incentive Plans” included in the “Notes to the Consolidated Financial Statements” found in the Company’s Annual Report to Stockholders for the fiscal years ended December 31, 2008 and December 29, 2007, respectively.

(4)	The figures shown include the following amounts for the annual cash incentive and the cash portion of the 2006-2008 LTIP award, respectively, for each of the executives as follows: for Mr. Ryan, $2,350,000 and $2,218,503; for Mr. Rickard, $802,000 and $554,632; for Mr. Bodine, $656,000 and $554,632; for Mr. Merlo, $947,296 and $554,632; and for Mr. Sgarro, $530,317 and $493,001. Mr. McLure was not eligible to participate in the LTIP and the amount shown reflects his annual cash incentive.

(5)	The amounts reported in this column represent only the change in pension value, as the Company does not pay above-market earnings on deferred compensation. Due to an actuarial calculation error there was a slight overstatement in prior years of the Change in Pension Value and Total columns for Mr. Merlo for 2006 and 2007.

(6)	Set forth below is additional information regarding the amounts disclosed in the “All Other Compensation” column.

All Other Compensation – Fiscal Year 2008

Name & Principal 2008 Positions	Perquisites & Other Personal Benefits (a) ($)	Company Contributions to Defined Contribution Plans (b) ($)	Insurance Premiums (c) ($)	Other ($)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	139,200	312,960	13,955	—
David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	12,004	131,250	2,263	—
Chris W. Bodine Special Advisor to the CEO	41,200	151,399	—	—
Howard A. McLure Executive Vice President and President - Caremark Pharmacy Services	10,181	9,200	1,314	—
Larry J. Merlo Executive Vice President and President - CVS/pharmacy - Retail	16,400	155,240	—	—
Douglas A. Sgarro Executive Vice President, Chief Legal Officer and President - CVS Realty Co.	31,529	120,251	—	—

(a)	The amounts above reflect the following: for Mr. Ryan, $110,854 associated with personal use of company aircraft, $2,885 associated with personal use of a company car, $13,413 for financial planning services, $5,798 for home security, and $6,250 associated with CVS Caremark Charity Classic fundraising auction; for Mr. Rickard, $1,932 associated with personal use of company aircraft, $10,000 for financial planning services and $72 for home security; for Mr. Bodine, $3,426 associated with personal use of company aircraft, $13,750 for financial planning services, $10,000 for legal services, $7,774 for home security and $6,250 associated with CVS Caremark Charity Classic fundraising auction; for Mr. McLure, $3,000 for car allowance, $ 1,380 for club membership and $5,801 for financial planning services; for Mr. Merlo, $374 associated with personal use of company aircraft, $15,000 for financial planning services, and $1,026 for home security; for Mr. Sgarro, $3,313 associated with personal use of company aircraft, $13,802 for financial planning services, $1,164 for home security and $13,250 associated with CVS Caremark Charity Classic fundraising auction. The Company determines the amount associated with personal use of Company aircraft by calculating the incremental cost to the Company based on the cost of fuel, trip-related maintenance, deadhead flights, crew travel expenses, landing fees, trip-related hangar costs and smaller variable expenses.

(b)	For 2008, this amount includes the following contributions to the CVS 401(k) and ESOP: 401(k) cash match equal to $7,676 and CVS Caremark common stock match equal to 133.05 shares, valued at approximately $3,824, for each of Messrs. Ryan, Rickard, Bodine, Merlo and Sgarro. It also includes Company matching contributions credited to notional accounts in the unfunded Deferred Compensation Plan equal to: for Mr. Ryan, $301,460; for Mr. Rickard, $119,750; for Mr. Bodine, $139,899; for Mr. Merlo, $143,740; and for Mr. Sgarro, $108,751. It includes Company matching contributions for Mr. McLure in the Care$ave plan equal to $9,200.

(c)	Includes imputed income in connection with life insurance programs as follows: for Mr. Ryan, $13,955; and for Mr. Rickard, $2,263. Also reflects premiums paid for long-term disability insurance for Mr. McLure.

Grants of Plan-Based Awards

This table reflects awards granted under the Company’s annual cash incentive plan for 2008, the 2008 LTIP (for performance years 2008 through 2010), and the annual equity awards for 2008, including stock options and restricted stock units (“RSUs”). The Company does not offer Equity Incentive Plan Awards.

Grants of Plan-Based Awards – Fiscal Year 2008

				Est. Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name & Principal 2008 Positions	Award Type	Date of Committee Action	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Thomas M. Ryan	Stock Options	2/12/2008	4/1/2008					634,233	41.17	5,500,005
Chairman of the	Annual RSUs	2/12/2008	4/1/2008				133,593			5,500,024
Board, President	Annual Cash			700,000	2,800,000	5,600,000
and Chief Executive	LTIP (08-10)			900,000	3,600,000	7,200,000
Officer

David B. Rickard	Stock Options	2/12/2008	4/1/2008					172,973	41.17	1,500,005
Executive Vice	Annual RSUs	2/12/2008	4/1/2008				12,145			500,010
President, Chief	Annual Cash			242,188	968,750	1,937,500
Financial Officer	LTIP (08-10)			250,000	1,000,000	2,000,000
and Chief
Administrative Officer

Chris W. Bodine	Stock Options	2/12/2008	4/1/2008					144,144	41.17	1,250,002
Special Advisor	Annual RSUs	2/12/2008	4/1/2008				30,362			1,250,004
to the CEO	Annual Cash			245,000	980,000	1,960,000
	LTIP (08-10)			306,250	1,225,000	2,450,000

Howard A. McLure	Stock Options	2/12/2008	4/1/2008					161,441	41.17	1,400,000
Executive Vice	Annual RSUs	2/12/2008	4/1/2008				34,006			1,400,027
President and	Retention	3/5/2008	4/1/2008				121,448			5,000,014
President - Caremark	Annual Cash			280,000	1,120,000	2,240,000
Pharmacy Services	LTIP (08-10)			306,250	1,225,000	2,450,000

Larry J. Merlo	Stock Options	2/12/2008	4/1/2008					144,144	41.17	1,250,002
Executive Vice	Annual RSUs	2/12/2008	4/1/2008				30,362			1,250,004
President and	Retention	3/5/2008	4/1/2008				121,448			5,000,014
President - CVS/	Annual Cash			280,000	1,120,000	2,240,000
pharmacy - Retail	LTIP (08-10)			306,250	1,225,000	2,450,000

Douglas A. Sgarro	Stock Options	2/12/2008	4/1/2008					172,973	41.17	1,500,005
Executive Vice	Annual RSUs	2/12/2008	4/1/2008				12,145			500,010
President, Chief	Annual Cash			156,750	627,000	1,254,000
Legal Officer and	LTIP (08-10)			225,000	900,000	1,800,000
President -
CVS Realty Co.

The stock option awards shown above vest in equal installments on the first, second and third anniversaries of the date of grant and expire in seven years from the date of grant. As described earlier, the Company’s policy is to establish the exercise price for stock options as the closing price of the Company’s common stock on the grant date. Annual restricted stock unit grants typically vest 50% on the third anniversary of the grant and 50% on the fifth anniversary of the grant or on the executive’s 55th birthday, whichever is later. Mr. Ryan’s restricted stock unit grant vests 50% on December 31, 2010 and 50% on December 31, 2011, and Mr. Rickard’s restricted stock unit grant vests 50% on the second anniversary of the grant and 50% on the third anniversary of the grant, or on his normal retirement. If earned, portions of the LTIP award shown will be reported in the Non-Equity Incentive Plan Compensation column and in the Stock Awards column of the Summary Compensation Table for the relevant year. The retention stock awards granted to Messrs. McLure and Merlo vest 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

This table reflects stock option and restricted stock awards granted to the executive officers specified in the table under the Company’s 1997 ICP that were outstanding as of December 31, 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Stock Option Awards						Stock Awards
Name & Principal 2008 Positions	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Grant Date
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	3/10/1999	300,000	—	(2)	25.00	3/10/2009	75,000	(8)	2,155,500	1/8/2004
	1/3/2000	400,000	—	(2)	19.28	1/3/2010	125,000	(8)	3,592,500	1/5/2005
	3/7/2001	500,000	—	(2)	30.26	3/7/2011	408,019	(9)	11,726,466	8/5/2005
	1/2/2002	1,012,124	—	(3)	14.96	1/2/2012	133,177	(8)	3,827,507	4/3/2006
	1/9/2003	900,000	—	(2)	12.56	1/9/2013	116,212	(8)	3,339,933	4/2/2007
	1/8/2004	400,000	—	(5)	17.67	1/8/2011	133,593	(10)	3,839,463	4/1/2008
	1/5/2005	400,000	—	(5)	22.45	1/5/2012
	4/3/2006	327,837	163,924	(5)	30.04	4/3/2013
	4/2/2007	134,409	268,817	(5)	34.42	4/2/2014
	4/1/2008	0	634,233	(5)	41.17	4/1/2015
David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	9/1/1999	251,520	—	(4)	20.88	9/1/2009	15,000	(8)	431,100	1/8/2004
	1/3/2000	80,000	—	(2)	19.28	1/3/2010	15,000	(8)	431,100	1/5/2005
	3/7/2001	100,000	—	(2)	30.26	3/7/2011	12,485	(8)	358,819	4/3/2006
	1/9/2003	160,000	—	(2)	12.56	1/9/2013	13,074	(8)	375,747	4/2/2007
	1/8/2004	100,000	—	(5)	17.67	1/8/2011	12,145	(11)	349,047	4/1/2008
	1/5/2005	100,000	—	(5)	22.45	1/5/2012
	4/3/2006	92,205	46,104	(5)	30.04	4/3/2013
	4/2/2007	45,363	90,726	(5)	34.42	4/2/2014
	4/1/2008	0	172,973	(5)	41.17	4/1/2015
Chris W. Bodine Special Advisor to the CEO	3/7/2001	70,000	—	(2)	30.26	3/7/2011	15,000	(8)	431,100	1/8/2004
	4/3/2006	107,571	53,788	(5)	30.04	4/3/2013	15,000	(8)	431,100	1/5/2005
	4/2/2007	45,363	90,726	(5)	34.42	4/2/2014	14,566	(8)	418,627	4/3/2006
	4/1/2008	0	144,144	(5)	41.17	4/1/2015	16,648	(12)	478,464	4/3/2006
							13,074	(8)	375,747	4/2/2007
							30,362	(8)	872,604	4/1/2008
Howard A. McLure Executive Vice President and President - Caremark Pharmacy Services	3/1/2005	136,258	—	(6)	20.23	3/1/2015	43,720	(13)	1,256,513	3/22/2007
	6/27/2005	260,459	—	(6)	23.23	6/27/2015	155,454	(14)	4,467,748	4/1/2008
	3/1/2006	234,212	—	(6)	27.12	3/1/2016
	4/2/2007	69,583	139,167	(5)	34.42	4/2/2014
	4/1/2008	0	161,441	(5)	41.17	4/1/2015
Larry J. Merlo Executive Vice President and President - CVS/pharmacy - Retail	3/10/1999	50,000	—	(2)	25.00	3/10/2009	15,000	(8)	431,100	1/8/2004
	1/3/2000	80,000	—	(2)	19.28	1/3/2010	15,000	(8)	431,100	1/5/2005
	3/7/2001	100,000	—	(2)	30.26	3/7/2011	14,566	(8)	418,627	4/3/2006
	1/2/2002	189,644	—	(3)	14.96	1/2/2012	13,074	(8)	375,747	4/2/2007
	1/9/2003	160,000	—	(2)	12.56	1/9/2013	151,810	(15)	4,363,019	4/1/2008
	1/8/2004	100,000	—	(5)	17.67	1/8/2011
	1/5/2005	100,000	—	(5)	22.45	1/5/2012
	4/3/2006	107,571	53,788	(5)	30.04	4/3/2013
	4/2/2007	45,363	90,726	(5)	34.42	4/2/2014
	4/1/2008	0	144,144	(5)	41.17	4/1/2015
Douglas A. Sgarro Executive Vice President, Chief Legal Officer and President - CVS Realty Co.	3/7/2001	70,000	—	(2)	30.26	3/7/2011	12,000	(8)	344,880	1/8/2004
	1/2/2002	51,226	—	(7)	14.96	1/2/2012	15,000	(8)	431,100	1/5/2005
	1/9/2003	110,000	—	(2)	12.56	1/9/2013	13,317	(8)	382,731	4/3/2006
	1/8/2004	70,000	—	(5)	17.67	1/8/2011	13,074	(8)	375,747	4/2/2007
	1/5/2005	80,000	—	(5)	22.45	1/5/2012	12,145	(8)	349,047	4/1/2008
	4/3/2006	98,353	49,178	(5)	30.04	4/3/2013
	4/2/2007	45,363	90,726	(5)	34.42	4/2/2014
	4/1/2008	0	172,973	(5)	41.17	4/1/2015

(1)	The value of the restricted stock units is based on $28.74, which was the closing price of the Company’s stock on December 31, 2008, the last trading day of our fiscal year.

(2)	50% of these stock options vested on the second anniversary of the date of grant; 25% of the remaining stock options vested on each of the third and fourth anniversaries of the date of grant.

(3)

The vesting schedule for Mr. Ryan’s stock options was as follows: 50% on the second anniversary of the date of grant and 25% on each of the third and fourth anniversaries of the date of grant with respect to 900,000 options and in one-third increments on each of the first, second and third anniversaries of the date of grant with respect to 112,124 options. For Mr. Merlo, 50% on the second anniversary of the date of grant and 25% on each of the third and fourth anniversaries of the date of grant with respect to 150,000 options and in one-third increments on each of the first, second and third anniversaries of the date of grant with respect to 39,644 stock options.

(4)	The stock options vest in one-third increments on each of the third, fourth and fifth anniversaries of the date of grant.

(5)	The stock options vest in one-third increments on each of the first, second and third anniversaries of the date of grant.

(6)	The stock options were granted by Caremark prior to the merger and vested upon the merger with CVS. These stock options previously had a 5-year vesting schedule.

(7)	The vesting schedule for Mr. Sgarro’s stock options was as follows: options on 27,500 of 51,226 shares vested on fourth anniversary of the grant date and options on the remaining 23,726 shares vested in equal one-third increments on each of the first, second and third anniversaries of the date of grant.

(8)	Restricted stock units vest 50% on the third anniversary of the grant date and 50% on the later of the fifth anniversary of the grant date or the executive’s 55th birthday.

(9)	Restricted stock units granted as a retention award on August 5, 2005, all of which vest on January 1, 2010. Also includes restricted stock units attributable to dividend equivalent crediting in accordance with the terms of the grant.

(10)	For Mr. Ryan, restricted stock units vest 50% on December 31, 2010 and 50% on December 31, 2011.

(11)	For Mr. Rickard, restricted stock units vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date or the executive’s normal retirement, which ever occurs first.

(12)	Restricted stock units granted as a retention award on April 3, 2006, all of which vest on the fifth anniversary of the date of grant.

(13)	Restricted stock units granted as a retention award on March 22, 2007, all of which vest on the third anniversary of the date of grant.

(14)	For Mr. McLure the award includes 34,006 restricted stock units granted as part of his annual equity award vesting 50% on the third anniversary of the grant date and 50% on the later of the fifth anniversary of the grant date or the executive’s 55th birthday; 121,448 shares granted as a retention award with 50% of the award vesting on the third anniversary of the grant date and 50% vesting on the fifth anniversary of the grant date.

(15)	For Mr. Merlo the award includes 30,362 restricted stock units granted as part of his annual equity award vesting 50% on the third anniversary of the grant date and 50% on the later of the fifth anniversary of the grant date or the executive’s 55th birthday; 121,448 shares granted as a retention award with 50% of the award vesting on the third anniversary of the grant date and 50% vesting on the fifth anniversary of the grant date.

Option Exercises and Stock Vested

The table below reflects information for the fiscal year ended December 31, 2008 concerning options exercised and vesting of previously granted restricted stock units for each of the executive officers specified in the table. Each of the executives deferred settlement of the restricted stock units.

Option Exercises and Stock Vested – Fiscal Year 2008

Name & Principal 2008 Positions	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	1,200,000	25,623,720	125,000	4,658,750

David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	—	—	15,000	559,050

Chris W. Bodine Special Advisor to the CEO	372,500	9,160,346	15,000	559,050

Howard A. McLure President Executive Vice President and President - Caremark Pharmacy Services	350,000	7,175,111	—	—

Larry J. Merlo Executive Vice President and President - CVS/pharmacy - Retail	—	—	15,000	559,050

Douglas A. Sgarro Executive Vice President, Chief Legal Officer and President - CVS Realty Co.	100,000	1,645,208	15,000	559,050

The options exercised by Mr. Ryan were due to expire on March 12, 2008 under the terms of the stock option agreement.

Pension Benefits

The Company has established and maintains an unfunded Supplemental Executive Retirement Plan for Select Senior Management of the Company (the “SERP”). As the Company does not have a qualified defined benefit plan, the SERP is designed to supplement the retirement benefits of selected executives. Under the SERP’s benefit formula, executives selected for participation (including each of the executive officers specified in the table and certain other executives) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined in the SERP) for each year of service up to 30 years, with no offset for any amounts provided by the Company’s qualified plans, Social Security or other retirement benefits. As part of a retention agreement entered into with Mr. Ryan in August 2005, the 30-year limit on service will be removed for Mr. Ryan if he remains employed with the Company through December 31, 2009, or if he terminates earlier by reason of death or disability or is terminated by the Company without cause.

Final compensation for purposes of the SERP’s benefit formula is the average of the executive’s three highest years of annual salary and annual cash bonus during the last ten years of service. The estimated credited years of benefit service for Messrs. Ryan, Rickard, Bodine, Merlo and Sgarro as of the measurement date of December 31, 2008 were 30, 9, 22, 30 and 11 years, respectively. Benefits under the SERP’s benefit formula are payable in annual installments for the life of the executive, unless the executive has made an advance election in accordance with plan and IRS rules, to have the benefit paid in the form of a lump sum or joint and survivor annuity of equivalent actuarial value. As of the measurement date, no executive has made an election to receive his benefit on account of termination of employment in the form of a lump sum.

No benefits are payable to an eligible executive until he or she terminates employment. After termination of employment, SERP benefits are payable (i) immediately, if the executive is age 55 or older at the time of termination, regardless of years of service, or (ii) upon reaching age 55, if the executive is younger than 55 at the time of termination and five or more years of Company service were completed prior to termination. As of the measurement date, only Messrs. Ryan and Rickard are eligible for an immediate annuity benefit.

The accumulated values for the Pension Table and Summary Compensation Table are based on the benefit accrued as of the measurement date payable as a single life annuity commencing on the earliest unreduced retirement age (55) using assumptions which include a 6.25% discount rate as of December 31, 2008. Annual benefits accrued as of the measurement date and payable as a single life annuity at the earliest unreduced retirement age are: for Mr. Ryan, $2,699,033; for Mr. Rickard, $210,006; for Mr. Bodine, $834,415; for Mr. Merlo, $1,120,523; and for Mr. Sgarro, $304,928. Each of the executives is fully vested in his accrued benefit. The accrued benefit for Mr. Ryan reflects his waiver of his rights to $100,967 of that benefit, and the accrued benefit for Mr. Rickard reflects his waiver of his rights to $161,465 of that benefit. For further information regarding pension assumptions, please see the Notes to the Consolidated Financial Statements in our Annual Report to Stockholders for the fiscal year ended December 31, 2008. In the event an executive elects to receive a lump sum, the present value of accumulated SERP benefits as of the measurement date, based on the SERP’s assumptions for determining lump sums, would be: for Mr. Ryan, $38,617,764; for Mr. Rickard, $2,606,594; for Mr. Bodine, $11,445,671; for Mr. Merlo, $15,010,526; and for Mr. Sgarro, $3,506,977.

Mr. McLure participates in the Caremark Rx, Inc. Special Retirement Plan (the “SRP”). The SRP was effective January 1, 2006. The SRP benefit (payable at age 60) is equal to 2.5% of the participant’s final average compensation multiplied by years of credited service. No more than 20 years of credited service can be counted in the pension formula. Final average compensation is the average of the base salary paid during the 36-month period prior to termination of employment. Years of credited service includes the number of full twelve-month periods during which the participant was employed by the company or one of its subsidiaries. The monthly benefit accrued as of the measurement date and payable over a ten-year period starting at the earliest unreduced retirement age is $17,066. The estimated credited years of benefit service for Mr. McLure as of the measurement date of December 31, 2008 was 11 years.

A participant is fully vested in his SRP benefit at age 60, or at age 58 with 15 years of credited service. Benefits that commence prior to age 60 are reduced by 0.5% for each full month that benefits commence prior to age 60. For purposes of calculating benefits under the SRP, Mr. McLure received one additional year of credited service.

The December 31, 2008 present values for the Pension Benefits Table and the Summary Compensation Table are calculated using a 6.25% discount rate and the SRP’s normal retirement age of 60.

Pension Benefits Table – Fiscal Year 2008

Name & Principal 2008 Positions	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	SERP	30	30,463,985	—

David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	SERP	9	2,293,896	—

Chris W. Bodine Special Assistant to the CEO	SERP	22	9,503,152	—

Howard A. McLure Executive Vice President and President - Caremark Pharmacy Services	SRP	11	933,641	—

Larry J. Merlo Executive Vice President and President - CVS/pharmacy - Retail	SERP	30	12,379,538	—

Douglas A. Sgarro Executive Vice President, Chief Legal Officer and President - CVS Realty Co.	SERP	11	2,753,195	—

Nonqualified Deferred Compensation

Executive officers and selected other senior employees may participate in the CVS Deferred Compensation Plan and the CVS Deferred Stock Plan, which are available to all non-store U.S. employees who meet the plan’s definition of a “highly compensated employee.” The Deferred Compensation Plan allows eligible participants to defer payment of a portion of their salary and all or a portion of their annual incentive (and in the case of executive officers, all or a portion of the LTIP cash award) as part of their personal retirement or financial planning. To qualify for participation in the Deferred Compensation Plan, an eligible employee must have deferred the maximum amount permitted into the CVS 401(k) Plan, the Future Fund. For 2008, that maximum amount was $15,500 per year. The Company provides a dollar-for-dollar match for base salary and annual cash incentive deferrals into the Future Fund and the Deferred Compensation Plan, up to a combined maximum of 5% of eligible compensation.

The investment crediting options for the Deferred Compensation Plan mirror those offered for the Future Fund. Each year, the amount of a participant’s deferred compensation account increases or decreases based on the appreciation and/or depreciation in the value of the investment crediting alternatives selected by the participant. There are no vesting requirements on deferred amounts or earnings on deferred amounts.

Executive officers and other highly-compensated Company employees are eligible to participate in the CVS Deferred Stock Plan, in which they may elect to defer settlement of restricted stock units beyond the scheduled vesting date. Dividend equivalents are reinvested during the deferral period. Of the 5 executive officers specified in the table who participate in the Plan, Messrs. Ryan and Rickard have utilized the Deferred Stock Plan the most extensively, choosing to defer substantial portions of their equity-based compensation until after their retirement from the Company.

Executive officers are not permitted to defer proceeds of stock option exercises.

Except for Mr. McLure, amounts shown in the table below, for “Cash” and “Stock” are deferred pursuant to the CVS Deferred Compensation Plan and the CVS Deferred Stock Compensation Plan, respectively, and also include $3,359,859 due from the Company upon the death of the executive under an unfunded “death benefit only” life insurance arrangement for each executive.

Amounts shown for Mr. McLure are deferred pursuant to Caremark’s capital accumulation plan, under which executives were provided a flexible spending allowance to purchase specified benefits. Any remaining balance from the allowance was deferred for a defined time period and credited to the executive’s account in the capital accumulation plan as if in a choice of investment options. Each year’s flexible spending allowance was subject to a non-competition agreement that, if violated, resulted in forfeiture of all covered allowances. In addition, the amount shown for Mr. McLure includes $1,691,581 due from the Company, which represents a pre-retirement death benefit under an unfunded “death benefit only” life insurance arrangement for Mr. McLure.

In addition, the amounts shown for Mr. McLure reflect the balance as of December 31, 2008 in his deferral account, which is more fully described following the table.

Nonqualified Deferred Compensation – Fiscal Year 2008

Name & 2008 Principal Positions	Type	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Last FYE ($) (5)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	Cash	3,102,034	301,460	-744,140	—	11,788,815
	Stock	7,466,716	—	-11,513,107	15,143,903	31,045,163

David B. Rickard (6) Executive Vice President, Chief Financial Officer and Chief Administrative Officer	Cash	1,032,521	119,750	-2,548,268	—	13,638,708
	Stock	1,144,028	—	-1,081,020	25,407	2,947,459

Chris W. Bodine Special Advisor to the CEO	Cash	132,500	139,899	-327,104	118,119	5,171,990
	Stock	1,144,028	—	-2,847,060	66,795	7,677,953

Howard A. McLure Executive Vice President and President - Caremark Pharmacy Services	Cash	—	—	21,433	63,878	4,365,399
	Stock	—	—	-254,654	6,102	682,835

Larry J. Merlo Executive Vice President and President - CVS/pharmacy - Retail	Cash	136,251	143,740	-136,273	—	3,933,512
	Stock	1,144,028	—	-4,267,289	100,076	11,482,136

Douglas A. Sgarro Executive Vice President, Chief Legal Officer and President - CVS Realty Co.	Cash	287,500	108,751	-418,965	217,859	4,645,882
	Stock	1,144,028	—	-1,335,278	895,865	484,934

(1)	The cash contributions are included in amounts shown in the Non-Equity Compensation Plan column of the Summary Compensation Table. The stock contributions represent deferred settlement of restricted stock units granted in prior years which vested in 2008. In addition, the following percentages represent amounts (exclusive of earnings) previously reported in the Summary Compensation Table for this year and last year for each of the executives’ cash and stock accounts: for Mr. Ryan, 100% and 65%; for Mr. Rickard, 100% and 73%; for Mr. Bodine, 100% and 72%; for Mr. Merlo, 100% and 71%; and for Mr. Sgarro, 100% and 67%. Mr. McLure did not contribute to the Deferred Compensation Plan.

(2)	All amounts shown are also disclosed in the Summary Compensation Table under All Other Compensation.

(3)	Negative stock earnings shown are attributable a decrease in the Company’s common stock price.

(4)	For Mr. Bodine, the cash distribution is from his 2003 base salary deferral. For Mr. Ryan, the stock distribution includes amounts from his 2000 retention award. For Mr. Sgarro, stock distribution is shares from his 2005 LTIP and 2004 annual restricted stock unit awards and the cash distribution is from his 2003 annual cash incentive deferral. All amounts distributed from the Deferred Stock Plan include cash dividend payments.

(5)	The following percentages represent amounts (exclusive of earnings) previously reported in the Summary Compensation Table for this year and last year for each of the executives’ cash and stock accounts: for Mr. Ryan, 49% and 24%; for Mr. Rickard, 12% and 39%; for Mr. Bodine, 8% and 15%; for Mr. Merlo, 13% and 10%; and for Mr. Sgarro, 10% and 50%. Mr. McLure did not contribute to the Deferred Compensation Plan.

(6)	Included in this balance is Mr. Rickard’s cash retention amount of $350,000 which will not be paid to him unless he remains employed until December 20, 2010, or, if earlier, upon his death, termination without cause or constructive termination without cause.

Mr. McLure had an employment agreement with Caremark and agreed to take a position with the combined company after the completion of the merger. He entered into an agreement with CVS (on behalf of the combined company), which superseded his Caremark agreement upon consummation of the merger and established the basic terms and conditions of his employment thereafter. Pursuant to the agreement with the Company, which was disclosed in the joint proxy statement filed by CVS and Caremark on December 19, 2006 in connection with the merger, the Company established a deferral account for Mr. McLure that was credited with the amount of all severance benefits that he would have been paid under his existing Caremark employment agreement following the change in control. The total value of the deferral account was comprised of 75% cash and 25% restricted stock units, based on the value of the Company’s common stock on the date of the completion of the merger. During the three-year deferral period, the Company will credit interest earned on the cash portion of the deferral account based on the treasury interest rate and will credit dividend equivalents on the restricted stock unit portion of the deferral account when dividends are paid on the Company’s common stock. Any restricted stock units in the deferral account will be settled in properly registered shares of the Company’s common stock.

Mr. McLure is fully vested in his deferral account because he was entitled to receive these benefits upon the change in control of Caremark. These benefits will be distributed to him in a lump sum as soon as practicable after the third anniversary of the completion of the merger or such later date selected by Mr. McLure, but will be distributed earlier upon his death or any termination of employment.

Payments/(Forfeitures) Under Termination Scenarios

The tables below show the amounts that would be received or forfeited by each specified executive officer under various termination scenarios, assuming (i) that the termination occurred on December 31, 2008 and (ii) that amounts that have been paid or are payable in all events, such as the non-equity incentive amounts and the stock portions of the LTIP earned with respect to fiscal year 2008 and disclosed in the Stock Award and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table on page 33, the amounts payable under the pension plans discussed beginning on page 38, and the amounts in the nonqualified deferred compensation plans discussed beginning on page 40, are not included in the tables below, nor is any amount for stock options that are vested and exercisable as of December 31, 2008.

With respect to the tables below:

■	Messrs. Ryan, Rickard, Bodine, McLure, Merlo, and Sgarro are not retirement eligible as of December 31, 2008.

■	The amounts paid as base salary upon Voluntary Termination reflect the Company’s option to continue to pay 50% of the executive’s salary for 18 months in consideration for compliance with a non-compete provision.

■	The Option Value is determined by multiplying the number of unvested options outstanding as of December 31, 2008 by the difference between the exercise price and the closing price on December 31, 2008 ($28.74), the last trading day of the Company’s fiscal year. Generally, the grant agreements provide for the following post-termination exercise periods, but in no case will the post-termination exercise period be longer than the original option term:

■	In the case of termination due to death, during the one-year period following termination

■	In the case of constructive termination without cause prior to a change in control, during the severance period

■	In the case of constructive termination without cause after a change in control, during the remainder of the option term

■	In the cases of termination for cause or voluntary termination, generally there is no post-termination exercise period, except in the case of voluntary termination, options granted prior to December 31, 2005 may be exercised for a period of 90 days following termination.

■	The value of the restricted stock units is determined by multiplying the number of restricted stock units as of December 31, 2008 by the closing price on that date ($28.74), which was the last trading day of the Company’s fiscal year.

■	Upon a Change in Control of the Company, all outstanding unvested stock options will vest in full and restrictions will lapse on all restricted stock units, as provided in the Company’s 1997 ICP.

■	The Value of LTIP Cycles assumes pro rated payments are made for outstanding Long-Term Incentive Plan Cycle VI (two-thirds; years 2007 – 2009) and Cycle VII (one-third; years 2008 – 2010).

■	Additional assumptions for the Excise Tax Gross-Up Calculation are as follows:

■	Marginal federal, Rhode Island and FICA tax rates of 35%, 7% and 1.45%, respectively.

■	December 2008 short-, mid- and long-term AFR of 1.63%, 3.40% and 5.28%, respectively.

■	Stock options are rolled over into acquirer options and are valued in accordance with revenue procedure 2003-68 and Q & A 24(c) of IRC 280G. This calculation is an estimate for proxy disclosure only.

■	Payments on a change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation and reasonable compensation analyses.

In the event of a covered termination prior to a change in control of the Company, Mr. Ryan would receive a cash severance payment equal to three times the sum of his annual base salary plus his current annual cash incentive at target. In the event of his covered termination following a change in control, he would receive a cash severance payment equal to three times the sum of his annual base salary plus the greater of the average of the last three years’ annual bonuses or his target bonus.

The value of the restricted stock units for Mr. Ryan also includes the value of a special one-time award of 400,000 restricted stock unit retention award granted in August 2005.

Under the terms of his Retention Agreement, Mr. Ryan would immediately vest in any additional credited service he has earned in excess of 30 years for purposes of his SERP benefit in the case of his termination due to death or constructive termination without cause. The figure shown is the present value of the incremental annuity benefit that is attributable to the additional service that would be earned pursuant to his Retention Agreement, based on the SERP benefit assumptions.

Payments/(Forfeitures) Under Termination Scenarios

Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary	—	—	1,050,000	4,200,000	4,200,000
Bonus	—	—	—	7,770,000	13,500,000

Immed. Vesting of Equity
Value of Options	0	0	0	0	0
Value of Restricted Stock Units	28,481,369	(28,481,369)	(28,481,369)	28,481,369	28,481,369
Value of LTIP Cycles	3,600,000	(3,600,000)	(3,600,000)	3,600,000	3,600,000

Benefits & Other
Health Insurance	—	—	—	21,029	21,029
SERP	2,408,610	(5,782,335)	(5,782,335)	5,782,335	5,782,335
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Total	34,489,979	(37,863,704)	(36,813,704)	49,854,733	55,584,733

In the event of their covered termination prior to a change in control of the Company, each of Messrs. Rickard, Bodine, Merlo and Sgarro would receive a cash severance payment equal to two times the sum of his annual base salary plus his current annual cash incentive at target. In the event of a covered termination following a change in control, the executive would receive a cash severance payment equal to three times the sum of his annual base salary plus his annual target cash incentive. Mr. McLure would receive a cash severance payment equal to one and one-half times the sum of his annual base salary plus his annual target cash incentive in the event of his covered termination following a change in control.

David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary	—	—	581,250	1,550,000	2,325,000
Bonus	—	—	—	1,782,500	2,673,750

Immed. Vesting of Equity
Value of Options	0	0	0	0	0
Value of Restricted Stock Units	1,945,813	(1,945,813)	(1,945,813)	1,945,813	1,945,813
Value of LTIP Cycles	1,000,000	(1,000,000)	(1,000,000)	1,000,000	1,000,000

Benefits & Other
Health Insurance	—	—	—	14,751	22,127
SERP	—	—	—	—	—
Settlement of Cash Retention Award	350,000	(350,000)	(350,000)	350,000	350,000
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Total	3,295,813	(3,295,813)	(2,714,563)	6,643,064	8,316,690

Payments/(Forfeitures) Under Termination Scenarios (cont.)

Chris W. Bodine Special Advisor to the CEO	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary	—	—	525,000	1,400,000	2,100,000
Bonus	—	—	—	1,750,000	2,625,000

Immed. Vesting of Equity
Value of Options	0	0	0	0	0
Value of Restricted Stock Units	3,007,641	(3,007,641)	(3,007,641)	3,007,641	3,007,641
Value of LTIP Cycles	536,250	(536,250)	(536,250)	536,250	536,250

Benefits & Other
Health Insurance	—	—	—	19,197	28,796
SERP	—	—	—	—	—
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Total	3,543,891	(3,543,891)	(3,018,891)	6,713,088	8,297,687

Howard A. McLure Executive Vice President and President - Caremark Pharmacy Services	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary	—	—	—	—	1,200,000
Bonus	—	—	—	—	1,500,000

Immed. Vesting of Equity
Value of Options	0	0	0	0
Value of Restricted Stock Units	5,724,261	(5,724,261)	(5,724,261)	5,724,261	5,724,261
Value of LTIP Cycles	1,225,000	(1,225,000)	(1,225,000)	1,225,000	1,225,000

Benefits & Other
Health Insurance	—	—	—	34,224	25,668
SERP	—	—	—	—	—
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Total	6,949,261	(6,949,261)	(6,949,261)	6,983,485	9,674,929

Payments/(Forfeitures) Under Termination Scenarios (cont.)

Larry J. Merlo Executive Vice President and President - CVS/pharmacy - Retail	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary	—	—	600,000	1,600,000	2,400,000
Bonus	—	—	—	2,000,000	3,000,000

Immed. Vesting of Equity
Value of Options	0	0	0	0	0
Value of Restricted Stock Units	6,019,593	(6,019,593)	(6,019,593)	6,019,593	6,019,593
Value of LTIP Cycles	1,225,000	(1,225,000)	(1,225,000)	1,225,000	1,225,000

Benefits & Other
Health Insurance	—	—	—	19,389	29,083
SERP	—	—	—	—	—
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Total	7,244,593	(7,244,593)	(6,644,593)	10,863,982	12,673,676

Douglas A. Sgarro Executive Vice President, Chief Legal Officer and President - CVS Realty Co.	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary	—	—	427,500	1,140,000	1,710,000
Bonus	—	—	—	1,140,000	1,710,000

Immed. Vesting of Equity
Value of Options	0	0	0	0	0
Value of Restricted Stock Units	1,883,505	(1,883,505)	(1,883,505)	1,883,505	1,883,505
Value of LTIP Cycles	900,000	(900,000)	(900,000)	900,000	900,000

Benefits & Other
Health Insurance	—	—	—	18,373	27,560
SERP	—	—	—	—	—
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Total	2,783,505	(2,783,505)	(2,356,005)	5,081,878	6,231,065

ITEM  1:  ELECTION OF DIRECTORS

Our Board of Directors has nominated 12 directors for election at the annual meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified.

Each director is elected by a majority of the votes cast with respect to that director’s election (at a meeting for the election of directors at which a quorum is present) by the holders of shares of common stock present in person or by proxy at the meeting and entitled to vote. Abstentions and broker non-votes are not counted as votes cast with respect to the election of directors.

In accordance with the Company’s by-laws, each nominee who is a current director has submitted an irrevocable resignation, which resignation becomes effective upon (i) that person not receiving a majority of the votes cast in an uncontested election, and (ii) acceptance by the Board of that resignation in accordance with the policies and procedures adopted by the Board for that purpose. The Board, acting on the recommendation of its Nominating and Corporate Governance Committee, will no later than at its first regularly scheduled meeting following certification of the stockholder vote, determine whether to accept the resignation of the unsuccessful incumbent. Absent a determination by the Board that a compelling reason exists for concluding that it is in the best interests of the Company for an unsuccessful incumbent to remain as a director, the Board will accept that person’s resignation.

Biographies of our Board Nominees

Edwin M. Banks	Director since March 2007	Age 46

Mr. Banks is the Founder and a Managing Director of Washington Corner Capital Management, LLC, a credit-based investment platform. From 1988 through 2006, Mr. Banks served as Senior Portfolio Manager for W. R. Huff Asset Management Company, an investment management firm. He is also a director of Virgin Media Inc., a communications services company, and CKX, Inc., an entertainment management company. Mr. Banks previously served on the board of Caremark Rx, Inc. from May 2000 until the closing of the CVS/Caremark merger, when he became a director of CVS Caremark.

C. David Brown II	Director since March 2007	Age 57

Mr. Brown has been Chairman of Broad and Cassel, a Florida law firm, since March 2000. From 1989 until March 2000, he was Managing Partner of the Orlando office of the firm. He is also a director of Rayonier, Inc., a real estate development, timberland management and cellulose production company. Mr. Brown previously served on the board of Caremark Rx, Inc. from March 2001 until the closing of the CVS/Caremark merger, when he became a director of CVS Caremark.

David W. Dorman	Director since March 2006	Age 55

Mr. Dorman has been the Non-Executive Chairman of the Board of Motorola, Inc., a communications products company, since May 2008. From October 2006 through April 2008, he was a Managing Director and Senior Advisor with Warburg Pincus LLC, a global private equity firm. From November 2005 until January 2006, Mr. Dorman served as President and a director of AT&T Inc., a telecommunications company (formerly known as SBC Communications). From November 2002 until November 2005, Mr. Dorman was Chairman of the Board and Chief Executive Officer of AT&T Corporation. Mr. Dorman is also a director of Yum! Brands, Inc., a quick service restaurant company.

Kristen Gibney Williams	Director since March 2007	Age 60

Ms. Gibney Williams is a former executive of the Prescription Benefits Management Division of Caremark International Inc. and its predecessors, including service as General Manager and as President from 1986 until June 1993 and as Corporate Vice President from June 1993 until her retirement in January 1997. Ms. Gibney Williams previously served on the board of Caremark Rx, Inc. from February 1999 until the closing of the CVS/Caremark merger, when she became a director of CVS Caremark.

Marian L. Heard	Director since September 1999	Age 68

Ms. Heard has been President and Chief Executive Officer of Oxen Hill Partners, specialists in leadership development programs, since August 2004. From February 1992 until July 2004, Ms. Heard was President and Chief Executive Officer of the United Way of Massachusetts Bay and Chief Executive Officer of United Way of New England, each a social service agency. Ms. Heard is a director of Sovereign Bancorp, a financial services institution, and BioSphere Medical, Inc., a medical products company.

William H. Joyce	Director since April 1994	Age 73

Dr. Joyce is the retired former Chairman of the Board and Chief Executive Officer of Nalco Company, a leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. He served in those roles at Nalco from November 2003 to December 30, 2007. From May 2001 to October 2003, Dr. Joyce was Chairman and Chief Executive Officer of Hercules, Incorporated, a global manufacturer of chemical specialties. Dr. Joyce is a director of El Paso Corporation, a natural gas company.

Jean-Pierre Millon	Director since March 2007	Age 58

Mr. Millon is the retired former President and Chief Executive Officer of PCS Health Systems, Inc. (“PCS”). Mr. Millon joined PCS in 1995, where he served as President and Chief Executive Officer from June 1996 until his retirement in September 2000. He also serves as a director of Cypress Biosciences, Inc., a biotechnology company, and InfuSystems Holdings, Inc., a provider of pumps, supplies and support to oncology practices and clinics. Mr. Millon previously served on the board of Caremark Rx, Inc. from March 2004, upon Caremark’s acquisition of AdvancePCS, and as a director of AdvancePCS (which resulted from the merger of PCS and Advance Paradigm, Inc.) beginning in October 2000. He became a director of CVS Caremark upon the closing of the CVS/Caremark merger.

Terrence Murray	Director since October 1996	Age 69

Mr. Murray is the retired former Chairman of FleetBoston Financial Corporation and its predecessors (“FleetBoston”), a financial services institution. Mr. Murray served as Chief Executive Officer of FleetBoston from May 1982 until his retirement in December 2001. He presently serves as the Company’s Lead Director.

C.A. Lance Piccolo	Director since March 2007	Age 68

Mr. Piccolo has been Chief Executive Officer of HealthPic Consultants, Inc., a private consulting company, since September 1996. From 2004 until December 2006, Mr. Piccolo also served as Chairman and CEO of Benchmark Medical, Inc. (now known as Physiotherapy Associates), a leader in outpatient rehabilitation services. From August 1992 until September 1996, he was Chairman of the Board and Chief Executive Officer of Caremark International Inc. Mr. Piccolo also serves as a director of NovaMed, Inc., an eye care services company, and MedAssets, Inc., a provider of technology-enabled finance-related products and services for hospitals and health systems. Mr. Piccolo previously served as vice chairman of the board of Caremark Rx, Inc. from September 1996 until the closing of the CVS/Caremark merger, when he became a director of CVS Caremark.

Sheli Z. Rosenberg	Director since May 1997	Age 67

Ms. Rosenberg has been an Adjunct Professor at Northwestern University’s J.L. Kellogg Graduate School of Business since 2003, and is the former President, Chief Executive Officer and Vice Chairwoman of Equity Group Investments, L.L.C., a privately held real estate investment firm, having held those titles at various times from 1994 through 2002. Ms. Rosenberg is currently a director of Equity Lifestyle Properties, Inc., a real estate investment trust, Ventas, Inc., a health care real estate investment trust, and Nanosphere, Inc., a molecular diagnostics products company, and is a trustee of Equity Residential, a real estate investment trust.

Thomas M. Ryan	Director since July 1996	Age 56

Mr. Ryan has been Chairman of the Board of CVS Caremark Corporation since November 2007 and President and Chief Executive Officer of CVS Caremark Corporation since May 1998 and also was Chairman of CVS Corporation from April 1999 until the closing of the CVS/Caremark merger in March 2007. Mr. Ryan is a director of Bank of America Corporation, a financial services company, and Yum! Brands, Inc., a quick service restaurant company.

Richard J. Swift	Director since September 2006	Age 64

Mr. Swift is the former Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., an international engineering and construction firm, having served in those positions from April 1994 until his retirement in October 2001. Mr. Swift also served as a member and as Chairman of the Financial Accounting Standards Advisory Council (“FASAC”) from 2002 until his retirement from FASAC in December 2006. Mr. Swift is also a director of Public Service Enterprise Group Incorporated, an energy company, Ingersoll-Rand Company, Limited, a diversified industrial company, Kaman Corporation, a diversified manufacturer and distributor, and Hubbell Incorporated, an electrical and electronic products company.

The Board of Directors recommends a vote FOR the election of all nominees.

ITEM  2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2009, and recommended to our full Board of Directors that it approve that appointment. We are submitting the appointment by the Committee to you for your ratification.

Change in Principal Accounting Firm During 2007

KPMG LLP (“KPMG”) was previously the principal accountants for the Company. On September 26, 2007, KPMG was dismissed as the Company’s principal accountants. The decision to change accountants was made by the Audit Committee at a meeting held on September 25, 2007, and followed the Audit Committee’s review, as part of its corporate governance practices, of the Company’s independent registered public accounting firm.

During the fifty-two week periods ended December 30, 2006 and December 31, 2005, and the subsequent interim period through September 26, 2007, there were no: (1) disagreements with KPMG on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to KPMG’s satisfaction, would have caused it to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the fifty-two week periods ended December 30, 2006 and December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows: KPMG’s report on the consolidated financial statements of the Company as of and for the fifty-two week periods ended December 30, 2006 and December 31, 2005 contained a separate paragraph stating that “As discussed in Note 1 to the consolidated financial statements, CVS Corporation adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, effective January 1, 2006.”

The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 30, 2006 and December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor were they modified or qualified as to uncertainty, audit scope, or accounting principles.

The Company furnished a copy of the above disclosures to KPMG and requested that KPMG provide a letter addressed to the SEC stating whether or not it agrees with the statements made above. Such letter was filed as an exhibit to the Current Report on Form 8-K filed by the Company on October 1, 2007.

Also on September 25, 2007, the Audit Committee determined to engage Ernst & Young as the Company’s independent registered public accounting firm commencing with audit services for the fiscal quarter ending September 29, 2007.

Ernst & Young served as the independent registered public accounting firm for Caremark prior to Caremark’s merger with CVS in March 2007. Other than with respect to Ernst & Young’s role as independent registered public accounting firm for Caremark in the case of clause (i) below, during the fifty-two week periods ended December 30, 2006 and December 31, 2005, and the subsequent interim period through September 26, 2007, neither the Company, nor anyone acting on its behalf, consulted with Ernst & Young with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by Ernst & Young to the Company that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Fees of Principal Accounting Firm

The following table summarizes the fees paid to (i) Ernst & Young for services rendered during fiscal 2008 and 2007 and (ii) KPMG for services rendered during fiscal 2007.

	Ernst & Young		KPMG
	Fiscal Year Ended 12/31/08	Fiscal Year Ended 12/29/07	Fiscal Year Ended 12/29/07
Audit Fees (1)	$4,874,500	$3,750,000	$3,219,000
Audit Related Fees (2)	$1,889,500	$905,650	$250,000
Tax Fees (3)	$123,452	$626,973	$18,000
All Other Fees	—	—	—

(1)	Represents the aggregate fees and expenses billed for the audit of our financial statements and the audit of our internal control over financial reporting for the fiscal year, the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings for the fiscal year.

(2)	Represents the aggregate fees billed for audit and other services that are typically performed by auditors, including audits of our employee benefit plans and our charitable foundations, procedures performed and reported on under Statements on Auditing Standards (SAS 70 reports), acquisition assistance and due diligence, and professional services to assist management in planning, organizing and reviewing certain items that will be required to fulfill management’s obligations under Section 404 of the Sarbanes-Oxley Act of 2002.

(3)	Represents the aggregate fees billed for tax compliance, consulting and related services.

Fee Approval Policy

All audit services, audit-related services and tax services were pre-approved by the Audit Committee. The Audit Committee has considered whether Ernst & Young’s provision of services is compatible with maintaining Ernst & Young’s independence. The Audit Committee’s audit approval policy provides for pre-approval of audit, audit-related and tax services that are specifically described on an annual basis to the Committee and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, so long as such pre-approvals are reported to the full Committee at its next scheduled meeting.

Representatives of Ernst & Young will be at the annual meeting to answer your questions and will have the opportunity to make a statement if they so desire.

If you do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment. Even if you do ratify the appointment, the Audit Committee retains its discretion to reconsider its appointment if it believes necessary in the best interest of the Company and the stockholders.

The Board of Directors recommends a vote FOR this proposal.

ITEMS  3 –  6: STOCKHOLDER PROPOSALS

The Company has received four proposals from its stockholders that are included in this proxy statement. In accordance with SEC rules, we are reprinting each proposal and its supporting statement as they were submitted to us. The Company is not responsible for the contents of the stockholder proposals or supporting statements. Some of the following stockholder proposals or supporting statements contain assertions (including as to governance rankings) that we believe are incorrect or misleading. We have not attempted to refute all of the inaccuracies contained in the proposals. For example, we in fact have a strong corporate governance record. In recognition of this, our Company has consistently received high scores on the RiskMetrics (formerly Institutional Shareholder Services) Corporate Governance Quotient, as of March 1, 2009 outranking over 69% of all companies on the S&P 500 and over 90% of all companies within our industry group.

The Company’s Board of Directors urges a vote AGAINST each of the following stockholder proposals, for the reasons detailed after each proposal and supporting statement.

ITEM  3:  STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS

On or about October 28, 2008 (later modified), the Company received the following proposal from Mr. William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, beneficial owner of 10,500 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement as modified by the proponent on November 24, 2008 (the “William Steiner Proposal”) in this proxy statement as they were submitted to us:

3 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of William Steiner

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.

Fidelity and Vanguard supported a shareholder right to call a special meeting. Governance ratings services, including The Corporate Library and Governance Metrics International, took special meeting rights into consideration when assigning company ratings.

This proposal topic also won impressive support (based on 2008 yes and no votes) at the following companies:

Occidental Petroleum (OXY)	66%	Emil Rossi
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

■	The Corporate Library (TCL) www.thecorporatelibrary.com, an independent investment research firm, rated our company:
“Very High Concern” in executive pay – $26 million for Thomas Ryan ($392,000 for defined contribution plans).
“D” in Corporate Governance.
“High Governance Risk Assessment”
■	Three directors were designated as “Problem Directors” by The Corporate Library due to their involvement with FleetBoston, which approved a major round of executive rewards even as the company was under investigation by regulators for multiple instances of improper activity:

Thomas Ryan	Our CEO
Terrence Murray	Our Lead Director and executive pay committee member
Marion Heard	Audit and nomination committee member

■	Plus our directors served on these boards rated “D” by TCL

1) Thomas Ryan	Yum! Brands (YUM)
2) David Dorman	Yum! Brands (YUM)
3) Richard Swift	Ingersoll-Rand (IR)
4) Jean-Pierre Millon	Cypress Bioscience (CYPB)
5) Lance Piccolo	Chemtura Corp. (CEM)
6) Marian Heard	Sovereign Bancorp (SOV)
■	Two directors had non-director links with our company – Independence concern:
Lance Piccolo
Kirsten Gibney Williams
■	Two of our directors held 4 or 5 directorships – Over-commitment concern:
Richard Swift
Sheli Rosenberg
■	We had no shareholder right to:
Act by written consent.
Call a special meeting.
Cumulative voting.
An Independent Chairman

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings –

Yes on 3

Statement of The Board Recommending a Vote AGAINST the William Steiner Proposal

CVS Caremark is strongly committed to good governance practices and is keenly interested in the views and concerns of our stockholders. The William Steiner Proposal would provide stockholders holding 10% of outstanding common shares with an unfettered right to call a special meeting. In that regard, we would observe that calling a special meeting of stockholders is not a matter to be taken lightly. We believe that a special meeting should only be held to cover extraordinary events when fiduciary, strategic, significant transactional or similar considerations dictate that the matter be addressed on an expeditious basis, rather than waiting until the next annual meeting. Organizing and preparing for a special meeting involves significant management commitment of time and focus, and imposes substantial legal, administrative and distribution costs.

The proposal, if implemented, would permit stockholders holding 10% of outstanding common stock, regardless of the holding period of this ownership stake, to call a special meeting at any time and with any frequency, and potentially covering agenda items relevant to particular constituencies as opposed to stockholders generally. We believe that adopting such a standard for calling special meetings would present a real risk of significant cost, management distraction and diversion of management and financial resources to address a possibly unlimited number of special meetings. We therefore believe that such a standard would not be in the best interest of stockholders.

Furthermore, the Board does not believe that there is merit to the proponent’s contention that the ability of stockholders to call a special meeting of stockholders is necessary to prevent the Board from becoming insulated from investors. We provide significant opportunity for our stockholders to raise matters at our Annual Meetings. Stockholders have frequently used our Annual Meetings to propose business by making proposals through the proxy rules, such as this one, or to communicate their concerns by raising issues from the floor of the meeting. Our Board believes that we currently maintain open lines of communications with our stockholders and are committed to adopting and following best practices in corporate governance.

Accordingly, the Board recommends a vote AGAINST the William Steiner Proposal.

ITEM  4:  STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIRMAN OF THE BOARD

On or about November 26, 2008, the Company received the following proposal from the Service Employees International Union, CLC (“SEIU”) Master Trust, 11 Dupont Circle, N.W., Ste. 900, Washington, DC 20036-1202, beneficial owner of 23,937 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “SEIU Proposal”) in this proxy statement as they were submitted to us:

RESOLVED, that pursuant to Section 109 of the Delaware General Corporation Law, the stockholders of CVS Caremark Corporation (“CVS Caremark”) hereby amend the by-laws to delete the first sentence in Article IV Section 2 and insert in lieu thereof the following:

“The Board of Directors shall designate a Chairman of the Board (or one or more Co-Chairmen of the Board) who shall be a director who is independent from the Corporation. For purposes of this by-law, “independent” has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Corporation’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case the latter exchange’s definition of independence shall apply. If the Board of Directors determines that a Chairman who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman who satisfies the requirements of this by-law within 60 days of such determination. Compliance with this by-law shall be excused if no director who qualifies as independent is elected by the stockholders or if no director who is independent is willing to serve as Chairman of the Board. This by-law shall apply prospectively and in a manner that does not violate any contractual obligations of the Corporation in effect when this by-law is adopted.”

Supporting Statement

The primary purpose of our Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including our Chief Executive Officer. In our view, this oversight may be compromised when the Chairman is also the CEO, as is currently the case. We believe that combining the two positions may not serve the best long-term interests of shareholders. Consider the following:

■	The Corporate Library, a leading provider of independent corporate governance research, gives CVS Caremark a “D” rating, noting “very high concern” over CEO compensation, which was more than $23 million in 2007 and “exceeded the median for a company of this size by more than 20%.” The firm further concluded that CEO compensation “raises concern about the alignment of executive interests with shareholder interests.”

■	In 2007, a similar proposal urging separation of the Chairman and CEO roles was supported by approximately 53% of the shares voted. To date, our Board has not implemented the proposal.

■	Shareholder concerns about the adequacy of board oversight is further evidenced by two directors receiving high “withhold” votes at the 2007 annual meeting. One director subsequently resigned following a “withhold” that exceeded the vote favoring his reelection.

We believe that an independent Chairman is crucial to enhance Board leadership and protect long-term shareholder interests. Requiring that a fully independent director oversee the Board would promote greater management accountability, lead to a more objective evaluation of our CEO, and enhance investor confidence in our Company.

We urge shareholders to vote FOR this proposal.

Statement of The Board Recommending a Vote AGAINST the SEIU Proposal

The Company’s Board of Directors unanimously recommends that you vote against the SEIU Proposal because it is unnecessary and it is not in the best interests of the Company or its stockholders.

The Board should not be constrained by a requirement that the positions of CEO and Chairman be separated. The Board of Directors believes that the Company and its stockholders are best served by having the flexibility to have the same individual serve as Chairman of the Board and Chief Executive Officer, and that adopting a policy to restrict the Board’s discretion in selecting the Chairman of the Board (as well as restricting the ability to combine the positions of Chairman and CEO) would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman. The Board believes it is important to retain its flexibility to allocate the responsibilities of Chairman of the Board and Chief Executive Officer in any way that is in the best interests of the Company at any future point in time. The Board also believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee system and the position of Lead Director.

In November 2007, the Board appointed Mr. Terrence Murray as its Lead Director. The Lead Director is appointed by and from the independent board members as a separate and independent position from the position of Chairman of the Board. The Lead Director presides at all the meetings of the Board at which the Chairman is not present. He has the authority to call, and lead, non-management director and independent director sessions and may retain independent legal, accounting or other advisors in connection with these sessions. The Lead Director facilitates communication between the Chairman and independent directors and advises the Chairman as to the Board’s informational needs. The Lead Director advises the Chairman regarding Board meeting agendas and as to the appropriate schedule of Board Meetings, and may request inclusion of additional agenda items.

Only one of the twelve members of the Company’s Board of Directors is currently an employee of the Company, and each of our Audit Committee, Management Planning and Development Committee, and Nominating and Corporate Governance Committee are comprised solely of directors meeting the independence requirements of the New York Stock Exchange. Therefore, there are ample outside directors to offer critical oversight of management. Furthermore, in accordance with the charters of the various committees, the Management and Development Committee is responsible for evaluating the performance of the CEO and other senior executives, and the Nominating and Governance Committee is responsible for evaluating the overall performance of the Board.

Our directors, including the Chairman of the Board, are also bound by fiduciary duties under law to act in a manner that they believe to be in the best interests of the Company and its stockholders. Requiring that the Chairman of the Board not be a member of management would not serve to augment or diminish the fiduciary duties of any director or officer of the Company and the Board does not believe that splitting the roles would enhance the Board’s independence or performance.

Rather, the Board believes that Mr. Ryan, in his capacities as Chairman, President and Chief Executive Officer, has served as a bridge between the Board and management and has provided critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges. In short, the Board believes that a Chairman who is a member of CVS Caremark’s management team can be well situated to execute the Company’s strategy and business plans to maximize stockholder value.

We also note that the SEIU Proposal contains two errors; first, it asserts that two directors received high “withhold” votes at the 2007 annual meeting, when in fact the Company had adopted majority voting prior to the annual meeting such that stockholders were asked to vote “for” or “against” individual directors. Second, the Proposal incorrectly states that one director subsequently resigned following a “withhold” that exceeded the vote favoring his re-election, when in fact over 57% of the votes cast were in favor of the director’s re-election. His later retirement in July 2007 was unrelated to the election results.

For these reasons, the Board does not believe that amending the by-laws to require that the Chairman of the Board is not a member of management would enhance the Board’s independence or performance. The election of a non-management Chairman of the Board is unnecessary and inappropriate, especially in light of the creation of the position of Lead Director in 2007. CVS Caremark is committed to good corporate governance practices, and it is in the best interests of the stockholders for the Board to determine the selection of the Chairman of the Board without the constraints in the proposal.

Accordingly, the Board of Directors recommends a vote AGAINST the SEIU Proposal.

ITEM  5:  STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS AND EXPENDITURES

On or about November 20, 2008, the Company received the following proposal from The Brethren Benefit Trust, Inc., 1505 Dundee Avenue, Elgin, IL 60120, beneficial owners of 170 shares of the Company’s stock. We subsequently received the same proposal from Pax World Mutual Funds, 30 Penhallow Street, Ste. 400, Portsmouth, NH 03801, beneficial owner of 1,141,307 shares of the Company’s stock, identifying itself as a co-filer of this proposal. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Brethren Proposal”) in this proxy statement as they were submitted to us:

Resolved, that the shareholders of CVS Caremark Corporation (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of CVS Caremark, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

CVS Caremark contributed nearly $1 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pm1/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

Trade Associations engage in political activity that may support or conflict with the company’s positions on important issues like universal access to healthcare, biomedical research and women’s health choices.

The Honest Leadership and Open Government Act requires greater disclosure of trade association political and lobbying activity including the reporting of all contributions bundled by a trade association’s political action committee and the listing of all companies who contribute more than $5,000 in any quarterly period in support of a trade association’s lobbying activity. Company disclosure will help assure that trade associations are meeting their legal obligation in reporting political and lobbying activity and that those activities are consistent with the interests of CVS Caremark as a member of a trade association.

Relying on publicly available data does not provide a complete picture of political expenditures. CVS Caremark’s Board and shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets.

Statement of The Board Recommending a Vote AGAINST the Brethren Proposal

The Board of Directors has considered the Brethren Proposal and while it supports the transparency and accountability objectives, believes that its adoption is unnecessary and would not be in the best interests of the Company or our stockholders. CVS Caremark seeks to be an effective participant in the political process by making prudent political contributions consistent with federal, state and local laws.

This proposal is unnecessary because CVS Caremark’s business is subject to extensive regulation at the federal, state and local levels and we comply with all disclosure requirements of applicable law. CVS Caremark believes it has a responsibility to its clients, stockholders, and employees to be engaged in the political process to both protect and promote our shared interests.

Corporate contributions by the Company are prohibited at the federal level and CVS Caremark does not make any at that level. Political contributions to federal candidates, political party committees, and political action committees are made by the Company’s federal political action committee (“CVS-FPAC”), funded by voluntary contributions. The activities of CVS-FPAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. CVS-FPAC files monthly reports of receipts and disbursements with the Federal Election Commission (the “FEC”), as well as pre-election and post-election FEC reports. All political contributions over $200 are shown in the public information made available to the FEC. Under the Lobbying Disclosure Act of 1995, CVS Caremark submits to Congress semi-annual reports, which are publicly available.

At the state level, the Company’s political contributions are also subject to regulation. Although some states have not banned corporate contributions to candidates or political parties, all states require that such contributions be disclosed either by the recipient or by the donor. Any information regarding the corporate contributions made by CVS Caremark to state candidates or political parties is also publicly available.

CVS Caremark provides an opportunity for its employees to participate in the political process by joining the Company’s voluntary employee political action committee (“CVS-EPAC”). CVS-EPAC allows employees to pool their financial resources to support federal, state and local candidates, political party committees and political action committees. The political contributions made by CVS-EPAC are funded entirely by the voluntary contributions of our employees. No corporate funds are used. CVS-EPAC complies in the same manner as CVS-FPAC with all of the reporting requirements under applicable law.

It is CVS Caremark policy that the CEO and the Board are exclusively responsible for determining the Company’s political interests and, subject to compliance with applicable laws and with the advice of counsel, deciding how to further those interests. As described in the CVS Caremark Code of Conduct, which is available on its website on the Corporate Governance page at www.cvscaremark.com/investors, only corporate officers are authorized to make corporate contributions to a political candidate, and such contributions must be made consistent with Company policy. All corporate political contributions by the Company require prior written approval, utilizing specific processes and forms, from the Chief Legal Officer or Chief Compliance Officer.

The proposal also requests that CVS Caremark report the extent to which any portion of any dues or similar payments made to organizations by CVS Caremark is used for political contributions. The Company is unable to provide this information as it lacks a reliable method for tracking the amount that any trade associations, professional organizations or industry groups may be contributing politically, that can be proportionately attributable to dues paid by CVS Caremark.

As a result of the disclosure mandated by law, the Board has concluded that ample disclosure exists regarding our political contributions to alleviate the concerns cited in this proposal. The Company believes this proposal is duplicative and unnecessary, as a comprehensive system of reporting and accountability for political contributions already exists. Furthermore, the Company is involved in a number of legislative initiatives that could significantly affect its business and operations. Parties with adverse interests also participate in the political process for their own business reasons and therefore any unilateral expanded disclosure by CVS Caremark could benefit these parties to the detriment of the Company and its stockholders.

Accordingly, the Board recommends a vote AGAINST the Brethren Proposal.

ITEM  6:  STOCKHOLDER PROPOSAL REGARDING AN ADVISORY VOTE OF STOCKHOLDERS ON EXECUTIVE COMPENSATION

On or about November 24, 2008, the Company received the following proposal from the Office of the Treasurer of the State of Connecticut, 55 Elm Street, Hartford, Connecticut 06106-1773, as the principal fiduciary of the Connecticut Retirement Plans and Trust Funds (“CRPTF”), beneficial owners of 625,302 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “CRPTF Proposal”) in this proxy statement as they were submitted to us:

RESOLVED, that shareholders of CVS Caremark Corporation (“CVS Caremark”) request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

We are concerned about the significant disparity between the compensation of the CVS Caremark’s CEO and that of the second highest compensated named executive officer (NEO). According to CVS Caremark’s 2008 Compensation Discussion and Analysis, CEO Thomas Ryan’s 2007 total compensation of $26,097,790 was roughly 3.30 times the total compensation of the next-highest-paid NEO. A recent Harvard study shows that greater executive pay inequity is associated with lower firm value and greater CEO entrenchment. (Bebchuk, Lucian et a1., “Pay Distribution in the Top Executive Team” (February 2007).) Large CEO to NEO pay ratios also may indicate inadequate succession planning, since large disparities may be seen as reflecting significant differences in contribution and ability.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide CVS Caremark with useful information about shareholders’ views on the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between shareholders and the board.

We urge shareholders to vote for this proposal.

Statement of The Board Recommending a Vote AGAINST the CRPTF Proposal

The Board recognizes that executive compensation is an important issue in corporate governance and has considered the proposal and the issues associated with a stockholder advisory vote on executive compensation. The Management Planning and Development Committee (“MPD Committee”), consisting entirely of independent directors, operates under a written charter adopted by the Board and is responsible for maintaining an executive compensation program designed to identify, recruit, develop and retain key management and business talent. This program is discussed in detail in this Proxy Statement in the section entitled “Executive Compensation and Related Matters - Compensation Discussion and Analysis.” The MPD Committee has considered the CRPTF Proposal and the issues associated with a stockholder advisory vote on executive compensation, and reported its findings to the Board. Those findings are reflected below.

The Board values the input of its stockholders, but the proposed advisory vote would benefit neither the Company nor its stockholders because it would not provide the MPD Committee with any clear indication of the meaning of the vote. The results of such a vote would not communicate stockholder views of the merits, limitations or preferred enhancements of CVS Caremark’s executive compensation. A negative vote could signify that stockholders do not approve of the amount or of the type of compensation awarded - or alternatively, that stockholders do not approve of the format or level of disclosure in the Summary Compensation Table and accompanying narrative disclosure. A ratification vote is a blunt and impractical mechanism when more effective means of communicating concerns to the MPD Committee are available to stockholders.

As described in “Contact with the Lead Director and Other Non-Management Directors”, stockholders have the means and opportunities to raise any issues or concerns affecting the Company, including executive compensation matters. These communications have the benefit of allowing stockholders to voice their views about executive compensation prior to decisions being made, as opposed to simply voting on the results of those decisions.

Adopting this practice could negatively affect stockholder value by hindering the Company’s ability to attract and retain executives, since the Company’s executive compensation practices could be viewed as more restricted than the practices at the Company’s competitors for executive talent who do not seek advisory votes. The proposal states that public companies in the United Kingdom allow stockholders to cast an advisory vote on executive compensation, but in that jurisdiction the advisory vote process is mandated by law and therefore applies to all public companies, eliminating the risk of companies being placed at a competitive disadvantage. In the United States, the issue of a stockholder vote on executive compensation decisions may be the subject of legislative initiatives in the near term. Passage of this stockholder proposal prior to the resolution of any such proposed legislation may inappropriately subject the Company to standards that differ from the standards that may apply to our competitors.

The Board exercises great care in determining and disclosing executive compensation. The Board does not believe the advisory vote will enhance governance practices or improve communication with stockholders, nor is it in the best interest of the Company’s stockholders.

Accordingly, the Board recommends a vote AGAINST the CRPTF Proposal.

ITEM  7:  OTHER MATTERS

We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our executive officers and directors and any persons who own more than 10% of our common stock (“reporting persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC, though as a practical matter the Company assists its directors and executive officers by monitoring transactions and completing and filing such forms on their behalf. Based on a review of such forms filed with the SEC and written representations from our reporting persons, CVS Caremark believes that all forms were filed in a timely manner during fiscal 2008.

Stockholder Proposals and Other Business for our Annual Meeting in 2010

If you want to submit a proposal for possible inclusion in our proxy statement for the 2010 annual meeting of stockholders, you must ensure your proposal is received by us on or before November 25, 2009 and is otherwise in compliance with the requirements of SEC rules.

In addition, if a stockholder would like to present business at an annual meeting of stockholders that is not to be included in the Company’s proxy statement, the stockholder must provide notice to the Company as provided in its by-laws. Such notice must be addressed to the Corporate Secretary of the Company and must arrive at the Company in a timely manner, between 90 and 120 days prior to the anniversary of our last annual meeting, which would be between January 7 and February 6, 2010. Under our by-laws, any stockholder notice for presenting business at a meeting must include, among other things (i) the name and address, as they appear in the Company’s books, of the stockholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the stockholder (including information concerning derivative ownership and other arrangements concerning our stock), (iii) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, and (iv) any material interest of the stockholder in such business. See “Corporate Governance and Related Matters – Director Nominations”, for a description of the information required for director nominations.

Thomas M. Ryan

Chairman of the Board, President

and Chief Executive Officer

March 25, 2009

Exhibit A

CVS Caremark Corporation

Nominating and Corporate Governance Committee

Director Qualification Criteria

In recognition of the fact that the selection of qualified directors is complex and crucial to the long-term success of the Company, the Nominating and Corporate Governance Committee has established the following guidelines for the identification and evaluation of candidates for membership on the Company’s Board of Directors.

Candidates should be distinguished individuals who are prominent in their fields or otherwise possess exemplary qualities that will enable them to effectively function as directors of the Company. While the Nominating and Corporate Governance Committee does not believe it appropriate at this time to establish any specific minimum qualifications for candidates, the Nominating and Corporate Governance Committee shall focus on the following qualities in identifying and evaluating candidates for Board membership:

•	Background, experience and skills
•	Character, reputation and personal integrity
•	Judgment
•	Independence
•	Diversity
•	Commitment to the Company and service on the Board
•	Any other factor or factors that the Nominating and Corporate Governance Committee may determine to be relevant and appropriate

Recognizing that the overall composition of the Board is essential to the effective functioning of the Board, the Nominating and Corporate Governance Committee shall make these determinations in the context of the existing composition of the Board so as to achieve an appropriate mix of backgrounds, skills, diversity and qualities.

In making its determinations, the Nominating and Corporate Governance Committee shall take into account all applicable legal, regulatory and stock exchange requirements concerning the composition of the Board and its committees.

The Nominating and Corporate Governance Committee shall review these guidelines from time to time as appropriate (and in any event at least annually) and modify them as it deems appropriate.

A-1

Exhibit B

CVS Caremark Corporation

Categorical Standards to Assist in Independence Determinations

Our Board has adopted the following categorical standards to assist in making director independence determinations. Any relationship or set of facts that falls within the following standards or relationships will not, in itself, preclude a determination of independence:

(1) Charitable donations or pledges. Charitable donations or pledges made to a charitable organization of which a director (or a member of his or her immediate family) is an executive officer or otherwise made at the behest of the director where the amounts donated or pledged for any calendar year do not exceed either $120,000 or 2% of the consolidated gross revenues of the charitable organization.

(2) Commercial banking or investment banking relationships. A situation in which a director or an immediate family member of a director is an employee of a commercial or investment bank that has relationships or dealings with or provides services to the Company that do not cross the bright-line tests referred to in paragraph (4) below.

(3) Ordinary course commercial relationships. A situation in which a director (or a member of his or her immediate family) is a director, officer, employee or significant stockholder of an entity with which the Company has ordinary course business dealings that do not cross the bright-line tests referred to in paragraph (4) below and where the director (or immediate family member) is not directly responsible for or involved in the entity’s business dealings with the Company.

(4) NYSE Listed-Company Bright-Line Tests. Any relationship or set of facts that falls within the standards permitted by the bright-line tests set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual, which are summarized below. (For example: an arrangement whereby a director’s son received a one-time payment of $50,000 for consulting work to the Company in the past year would fall within the range of payment permitted by Section 303A.02(b)(ii) and would not preclude an independence determination for that director).

NYSE Bright-Line Tests

For Director Independence

The following summarizes the standards set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual (excluding, for sake of brevity, the related Commentary):

(i) A director who is an employee, or whose immediate family member is an executive officer, of the company is not independent until three years after the end of such employment relationship.

(ii) A director who receives, or whose immediate family member receives, more than $120,000 in any 12-month period in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in such compensation in any 12-month period.

(iii) A director who is, or whose immediate family member is, a current partner of a firm that is the company’s internal or external auditor, or a director who is a current employee of such a firm, or if a director’s immediate family member is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance practice, or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such firm and personally worked on the listed company’s audit within that time.

B-1

(iv) A director who is, or whose immediate family member is, or in the last three years has been, employed as an executive officer of another company where any of the listed company’s executives at the same time serve or served on that company’s compensation committee.

(v) A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

B-2

To vote in accordance with the Board’s recommendations, just sign below; no boxes need to be checked.

Please mark	☒
your votes as
indicated in
this example

The Board of Directors recommends a vote FOR Items 1 and 2.

Item 1.	Election of 12 directors

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.1 Edwin M. Banks	☐	☐	☐	1.6 William H. Joyce	☐	☐	☐	1.11 Thomas M. Ryan	☐	☐	☐	1.12 Richard J. Swift	☐	☐	☐

1.2 C. David Brown II	☐	☐	☐	1.7 Jean-Pierre Millon	☐	☐	☐	Item 2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.				☐	☐	☐

1.3 David W. Dorman	☐	☐	☐	1.8 Terrence Murray	☐	☐	☐				The Board of Directors recommends a vote AGAINST Items 3, 4, 5 and 6.
													FOR	AGAINST	ABSTAIN

1.4 Kristen Gibney Williams	☐	☐	☐	1.9 C.A. Lance Piccolo	☐	☐	☐				Item 3.	Stockholder proposal regarding special stockholder meetings.	☐	☐	☐

1.5 Marian L. Heard	☐	☐	☐	1.10 Sheli Z. Rosenberg	☐	☐	☐				Item 4.	Stockholder proposal regarding independent chairman of the board.	☐	☐	☐

											Item 5.	Stockholder proposal regarding political contributions and expenditures.	☐	☐	☐

											Item 6.	Stockholder proposal regarding advisory stockholder vote on executive compensation.	☐	☐	☐

								Mark Here for Address Change or Comments SEE REVERSE		☐	Item 7.	Other Matters. In their discretion, Mr. Ryan and Ms. Rosenberg, as proxies, are authorized to vote in accordance with their judgment upon such other business as may properly come before the Meeting.

Signature	Signature	Date
Please sign exactly as the name appears on this proxy card. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title.

▲  FOLD AND DETACH HERE  ▲

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). This Proxy is solicited on behalf of the Board of Directors. Please mark, sign, date and return this proxy card using the enclosed prepaid envelope. This Proxy must be returned for your shares to be voted at the Meeting in accordance with your instructions if you do not plan to attend the Meeting and vote in person. Please indicate any change in address.

(Please sign, date and return this proxy card in the enclosed envelope.)

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

CVS CAREMARK CORPORATION	INTERNET http://www.eproxy.com/cvs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders	Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://cvscaremark.com/proxymaterials

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CVS CAREMARK CORPORATION

Annual Meeting of Stockholders of CVS Caremark Corporation

Wednesday, May 6, 2009 at 9:00 a.m. (the “Meeting”)

Company Headquarters, One CVS Drive, Woonsocket, Rhode Island

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Thomas M. Ryan and Sheli Z. Rosenberg as the undersigned’s proxies, each with full power to act without the other and with full power of substitution, to vote as indicated on all matters referred to on the reverse side of this card and described in the proxy statement, all shares of common stock of CVS Caremark Corporation which the undersigned would be entitled to vote if present at the Meeting and at any adjournments or postponements thereof.

Additional Voting Instructions for Certain CVS Caremark Employees: To the extent the undersigned is a participant in the 401(k) Plan and Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies (the “Plan”), the undersigned hereby instructs The Bank of New York Mellon, as trustee under the Plan, to vote as indicated on the reverse side, all shares of CVS Caremark common stock held in the Plan, as to which the undersigned would be entitled to give voting instructions if present at the Meeting. Shares for which voting instructions are not properly completed or signed, or received in a timely manner, will be voted in the same proportion as those shares for which voting instructions were properly completed and signed and received in a timely manner, so long as such vote is in accordance with the provisions of the Employment Retirement Income Security Act of 1974, as amended.

The undersigned hereby ratifies and confirms all that each of the proxies and/or The Bank of New York Mellon may lawfully do in the premises, and hereby revokes all proxies (or voting instructions in the case of Plan shares) previously given by the undersigned to vote at the Meeting and at any adjournments or postponements thereof. The undersigned acknowledges receipt of the notice of and the proxy statement for the Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2 AND “AGAINST” ITEMS 3, 4, 5 AND 6 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

TO VOTE IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN AS TO ANY ITEMS SET FORTH IN THIS PROXY, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3, 4, 5 AND 6 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)

▲  FOLD AND DETACH HERE  ▲

You can now access your BNY Mellon Shareowner Services account online.

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for CVS Caremark Corporation, now makes it easy and convenient to get current information on your shareholder account.

— View account status	— View payment history for dividends
— View certificate history	— Make address changes
— View book-entry information	— Obtain a duplicate 1099 tax form
— Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

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Investor ServiceDirect®

Available 24 hours per day, 7 days per week

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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